Form 10-K405, Exhibit 13
period 1996-12-31
PALMETTO BANCSHARES INC
filed 1997-03-31
CIK 706874

EXHIBIT 13.1.1

PALMETTO BANCSHARES, INC. ANNUAL REPORT 1996
PAGE 5
********************************************
FIVE-YEAR FINANCIAL SUMMARY


DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA



                                                                   YEARS ENDED DECEMBER 31
                                                 1996          1995         1994           1993          1992

TOTAL INTEREST INCOME                        $  32,191        26,268        21,293        19,532        19,842
TOTAL INTEREST EXPENSE                          13,810        10,842         7,208         6,666         8,025
NET INTEREST INCOME                             18,381        15,426        14,085        12,866        11,817
PROVISION FOR LOAN LOSSES                        1,450         1,140           819         1,172         1,543
TOTAL NON-INTEREST INCOME                        5,238         4,463         4,029         3,905         3,483
TOTAL NON-INTEREST EXPENSE                      15,764        13,900        13,625        12,179        10,900
NET INCOME                                       4,753         3,602         2,760         2,532         2,129


PER COMMON SHARE  (3)

NET INCOME BEFORE CUMULATIVE EFFECT
     OF CHANGE IN ACCOUNTING METHOD               1.54          1.20          0.92          0.86          0.71

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING FOR INCOME TAXES                     -             -             -          0.02             -

NET INCOME PER SHARE NOT SUBJECT TO PUT/CALL      1.54          1.20          0.92          0.84          0.71
CASH DIVIDENDS DECLARED                           0.28          0.22          0.18          0.16          0.15
BOOK VALUE AT YEAR END (1)                       10.45          9.27          8.07          7.38          6.63

AVERAGE COMMON SHARES OUTSTANDING (1)        3,007,661     3,010,320     3,000,690     3,019,437     3,019,482


AT YEAR END

TOTAL ASSETS                                   468,377       376,241       312,143       286,267       262,750
INVESTMENT SECURITIES                           82,447        83,404        63,909        65,887        59,478
LOANS                                          332,986       255,187       215,408       191,491       171,964
TOTAL DEPOSITS                                 412,386       329,659       274,527       249,976       226,883
TOTAL SHAREHOLDERS' EQUITY (2)                  31,438        27,909        24,213        22,287        20,047
TOTAL SHAREHOLDERS' EQUITY                      28,124        25,138        24,213        22,287        20,047

COMMON SHARES OUTSTANDING (3)                3,023,841     3,014,940     3,013,452     3,011,652     3,023,352

FULL-TIME EQUIVALENT EMPLOYEES                     257           219           210           205           184


AVERAGE BALANCES

ASSETS                                         430,718       342,374       304,883       270,401       260,638
INVESTMENT SECURITIES                           86,654        73,395        67,364        61,063        58,389
LOANS                                          301,429       230,908       204,959       180,880       168,265
DEPOSITS                                       373,244       294,607       264,785       239,237       223,215
TOTAL SHAREHOLDERS' EQUITY (2)                  29,131        26,142        22,868        21,208        19,304


KEY RATIOS  (1)

RETURN ON AVERAGE ASSETS                          1.10%         1.05%         0.91%         0.91%         0.82%
RETURN ON AVERAGE EQUITY                         16.32%        13.78%        12.07%        11.94%        11.03%
PRIMARY CAPITAL TO ASSETS AT YEAR END             7.65%         8.33%         8.64%         8.38%         8.35%
NET INTEREST MARGIN                               4.71%         4.99%         5.09%         5.31%         5.20%
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS          1.42%         1.45%         1.40%         1.25%         1.20%
NONPERFORMING ASSETS TO TOTAL ASSETS              0.24%         0.20%         0.20%         0.19%         0.50%
NET CHARGE-OFFS TO AVERAGE LOANS                  0.14%         0.19%         0.10%         0.47%         0.68%


(1) These numbers are calculated using balances and shares of total common stock outstanding excluding reclassification of ESOP stock for $3,313,474 and $2,770,528, at December 31, 1996 and 1995, respectively.

(2) Excluding reclassification of ESOP stock for $3,313,474 and $2,770,528 at December 31, 1996 and 1995, respectively.

(3) Common shares outstanding and per share information have been retroactively restated to reflect the three-for-one stock split in 1996.


                                                                         5