Form 10-K405, Exhibit 13
period 1996-12-31
PALMETTO BANCSHARES INC
filed 1997-03-31
CIK 706874

EXHIBIT 13.1.2

          PALMETTO BANCSHARES, INC. SUPPLEMENTAL ANNUAL REPORT 1996


                           (Seal of The Palmetto Bank
                            and it reads as follows:
                                    90 YEARS
                                   1906-1996
                               The Palmetto Bank)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                        December 31, 1996, 1995 and 1994


The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto. The consolidated financial statements of Palmetto Bancshares, Inc. and subsidiaries (the "Company"), represent account balances for Palmetto Bancshares, Inc., (the "Parent Company"), and its wholly-owned subsidiary, The Palmetto Bank, (the "Bank"), and the Bank's wholly-owned subsidiary, Palmetto Capital, Inc.

In the current year, the Company commenced the origination and sale of mortgage loans through its mortgage servicing department. As a result, the Company has $4.1 million in Loans Held for Sale at December 31, 1996. Loans serviced for the benefit of others amounted to approximately $141 million at December 31, 1996. Most of these loans are serviced for the Federal Home Loan Mortgage Company (FHLMC).

On April 15, 1996, the Bank acquired three existing branches of First Union National Bank of South Carolina, increasing the Bank's locations to 24 offices in 6 Upstate counties. The Bank assumed deposits of approximately $54 million, but assumed no loans. This acquisition allowed the Bank to expand its deposit base at a time when deposits are hard to come by in the local market. The acquisition also allowed the Bank to establish a significant initial presence in the Cherokee County market, while strengthening its presence in the Greenwood County market. These deposits provided a funding source for the Bank to lend out, thus increasing interest income, net interest margin, and net income beyond 1996 targets (see below).

On August 13, 1996, the Board of Directors approved a three-for-one stock split effected in the form of a 200% stock dividend to each holder of Common Stock on September 12, 1996 (the "Stock Split"), contingent upon shareholder approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares from 2 million to 10 million (the "Articles Amendment"). On October 15, 1996, the shareholders voted to approve the Articles Amendment and the Stock Split was effected. All share and per share information contained in this annual report have been retroactively restated to reflect the Stock Split.

In November 1996, the Bank began operating its Telephone Banking Center (TBC), an in-house sales and service center. The TBC provides customers with more options to do their banking business and offers extended service hours. The Bank currently has four full-time telephone bankers. The telephone bankers are qualified to answer account inquiries, process transactions, and provide updated rate and service information.

The Company's assets grew $92.1 million, or 24%, total loans grew $77.8 million, or 30%, and deposits grew $82.7 million, or 25% in 1996 as a result of the branch acquisitions and growth in all geographic markets. In 1995, total assets grew by approximately $64.1 million, or 21%, total loans grew $39.8 million, or 19% and deposits grew $55.1 million, or 20%.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                              Results of Operations
               Three Years Ended December 31, 1996, 1995 and 1994

Net income for 1996 was $4.8 million, an increase of 32% from the $3.6 million reported in 1995. Net income in 1995 increased 31% from the $2.8 million reported in 1994. Net income per common share not subject to put/call was $1.54 in 1996, compared with $1.20 in 1995, and $0.92 in 1994. Return on average assets before effect of the ESOP adjustment (discussed below) was 1.10% in 1996 compared with 1.05% in 1995 and .91% in 1994.

Net Interest Income

The largest component of the Company's net income is the Bank's net interest income, defined as the difference between gross interest and fees on earning assets (primarily loans and investment securities), and interest paid on deposits and borrowed funds. Net interest income is affected by the interest rate earned or paid and by volume changes in loans, securities, deposits and borrowed funds.

In 1996, net interest income increased $3.0 million or 19%, over the $15.4 million earned in 1995. This increase is due to increases in the volume of earning assets offset by a decline in the net interest margin. In 1995, net interest income was $15.4 million, which represented a 10% increase over the $14.1 million earned in 1994.

During 1996, the average yield on all interest-earning assets was 8.25%, down from 8.48% in 1995 and up from 7.93% for 1994. The prime interest rate remained constant at 8.25% for most of 1996, compared to an average prime rate of 8.83% and 7.14% for 1995 and 1994, respectively. The Bank's average effective rate paid on all interest-bearing liabilities decreased in 1996 to 4.06%, from 4.07% in 1995 and increased from 2.57% in 1994. The Bank's net yield on interest-earning assets (net interest margin) was 4.71%, 4.99% and 5.33% in 1996, 1995 and 1994, respectively. The 1996 decrease in net interest margin is due to the increase in the average rate paid on deposits. Many financial institutions in the Company's market area have been offering above market rates on their deposits, thus creating upward pressure on the Company's cost of funds. The Company expects the competitive deposit rate environment to continue.

Interest and fees on loans increased $5.4 million from 1995 to 1996, and increased $4.0 million from 1994 to 1995 due to loan growth of 30% and 19% in 1996 and 1995, respectively. Interest on investment securities increased $781,000 or 17% from 1995 to 1996 due primarily to increased average balances. Interest on investment securities increased $759,000, or 21%, from 1994 to 1995 due primarily to a $26.0 million increase in the investment securities portfolio balance. Interest income of federal funds sold decreased $287,000 or 75% due to lower average balances. This compares to an increase of $183,000, or 93%, from 1994 to 1995 due to both higher average balances invested and higher yields earned.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Total interest expense increased 27% or $3.0 million from 1995 to 1996 and 50% or $3.6 million from 1994 to 1995. The largest component of total interest expense is interest expense on deposits, which increased $2.7 million or 27% from 1995 to 1996 due to a 25% growth in deposits. This growth in deposits is largely attributable to the acquisition of the First Union branches in the second quarter of 1996. From 1994 to 1995, a 20% increase in deposits and a 33% increase in average rate paid, caused interest expense on deposits to increase $3.2 million or 48%. The average rate paid on deposits was 3.40%, 3.36%, and 2.55% in 1996, 1995 and 1994, respectively.

Interest on securities sold under agreements to repurchase decreased $42,000, or 8% from 1995 to 1996 due to a decrease in the average rate paid from 4.31% to 3.84%. This compares to an increase of $256,800, or 105%, from 1994 to 1995, due to an increase in the average rate paid from 2.58% to 4.31% and an increase in average balances. Interest on commercial paper decreased $28,000, or 8%, from 1995 to 1996 due to a decrease in the average rate paid from 4.28% to 3.88%. This compares to an increase of $169,000, or 98%, from 1994 to 1995, due to higher average balances and an increase in the average rate paid from 2.72% to 4.28%.

The Company's rate sensitive assets are those repricing within one year and those maturing within one year. Rate sensitive liabilities include insured money market accounts, savings accounts, interest bearing transaction accounts, time deposits and borrowings. The profitability of the Company is influenced significantly by management's ability to manage the relationship between rate sensitive assets and liabilities. At December 31, 1996, approximately 28% of the Company's earning assets could be repriced within one year compared to approximately 93% of its interest bearing liabilities. This compares to 27% and 95%, respectively, in 1995 and 28% and 71%, respectively, in 1994.

The Bank's goal is to minimize interest rate risk between interest bearing assets and liabilities at various maturities through its Asset-Liability Management (ALM). ALM involves managing the mix and pricing of assets and liabilities in the face of uncertain interest rates and an uncertain economic outlook. It seeks to achieve steady growth of net interest income with an acceptable amount of interest rate risk and sufficient liquidity. The process provides a framework for determining, in conjunction with the profit planning process, which elements of the Company's profitability factors can be controlled by management. Understanding the current position and implications of past decisions is necessary in providing direction for the future financial management of the Company. The Company uses an asset-liability model to determine the appropriate strategy for current conditions.

Interest sensitivity management is part of the asset-liability management process. Interest sensitivity gap (GAP) is the difference between total rate sensitive assets and rate sensitive liabilities in a given time period. The Company's current GAP analysis reflects that in periods of increasing interest rates, rate sensitive assets will reprice slower than rate sensitive liabilities. The Company's GAP analysis also shows that at the interest repricing of one year, the Company's net interest margin would be adversely impacted. This analysis, however, does not take into account the dynamics of the marketplace. GAP is a static measurement that assumes if the prime rate increases by 100 basis points, all assets and liabilities that are due to reprice will increase by 100

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY basis points at the next opportunity. However, the Company is actually able to experience a benefit from rising rates in the short term because deposit rates do not follow the national money market. They are controlled by the local market. Loans do follow the money market; so when rates increase they reprice immediately, but the Company is able to manage the deposit side. The Company generally does not raise deposit rates as fast or as much. The Company also has the ability to manage its funding costs by choosing alternative sources of funds.

The Company's current GAP position would also be interpreted to mean that in periods of declining interest rates, the Company's net interest margin would benefit. However, competitive pressures in the local market may not allow the Company to lower rates on deposits, but force the Company to lower rates on loans. Furthermore, the Company can only lower rates on deposits to the extent that the floors will allow.

Because the Company's management feels that GAP analysis is a static measurement, it manages its interest income through its asset/liability strategies which focus on a net interest income model based on management's projections. The Company has a targeted net interest income range of plus or minus twenty percent based on a 300 basis point shock over twelve months. At December 31, 1996, this model shows that if interest rates rose by 300 basis points over the next twelve months, net interest margin would be adversely affected by approximately 11%. The asset/liability committee meets weekly to address interest pricing issues, and this model is reviewed monthly. Management will continue to monitor its liability sensitive position in times of higher interest rates which might adversely affect its net interest margin.

Provision For Loan Losses

The allowance for possible loan losses is established through charges to expense in the form of a provision for loan losses. Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance, and subsequent recoveries are added to the allowance. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment, based upon information that is available to them at the time of their examination.

The provision for loan losses was $1,450,000, $1,140,000 and $819,000, respectively, for the years ended December 31, 1996, 1995, and 1994. The provision in 1996 reflects replenishing the allowance for loan losses to cover net charge-offs of $421,000, plus providing for the 30% increase in total loans outstanding. The allowance for loan losses totaled $4.7 million, $3.7 million and $3.0 million at December 31, 1996, 1995 and 1994, respectively. The level of the allowance for loan losses to total loans outstanding is 1.42% at December 31, 1996. This compares to 1.45% and

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

1.40% as of December 31, 1995 and 1994, respectively. Net charge-offs to average loans are 0.14% for 1996 as compared to 0.19% for 1995 and 0.10% for 1994. Non-performing loans for 1996, 1995, and 1994 were approximately $1,113,000 or 0.33% (of total loans), $743,000 or 0.31%, and $636,000 or 0.30%, respectively.
The majority of these non-performing loans are smaller-balance homogeneous consumer loans.

Non-Interest Income

Non-interest income for 1996 increased by $775,000 or 17% over 1995, as compared to an increase in 1995 of $433,000 or 11% over 1994. These increases generally resulted from increased service charges on deposit accounts as a result of increases in the volume of deposit relationships. Management views deposit fee income as a critical influence on profitability. Periodic monitoring of competitive fee schedules and examination of alternative opportunities insure that the Company realizes the maximum contribution to profits from this area.

A significant contributor to non-interest income is fees for trust services, which continued to increase in 1996 to $861,000 from $773,000 in 1995 and $670,000 in 1994. Fees for trust services increased as a result of the generation of new trust business and additional assets under management. The trust department had assets under management of $122 million, $107 million, and $89 million at December 31, 1996, 1995, and 1994, respectively.

There were $21,000 of gains from sales of investment securities during 1996. These gains were in response to the market rebound in the current year. There were $93,000 and $13,000 of losses from sales of investment securities realized during 1995 and 1994, respectively. These securities were sold in response to rising interest rates and declining market value.

Another contributor of non-interest income is other income which includes insurance commission income and safe deposit box rental income which increased due to loan growth and branch acquisitions, respectively.

Non-Interest Expenses

Non-interest expenses totaled $15.8 million in 1996 as compared to $13.9 million in 1995 and $13.6 in 1994. This represented a 13% increase from 1995 to 1996, and a 2% increase from 1994 to 1995. The overall increases during 1996 and 1995 were due to growth in all geographic markets and expenses directly related to the operation of additional branches. Deposits grew 25% from 1995 to 1996 and 20% from 1994 to 1995. Salaries and other personnel expense, which comprised 48% of total non-interest expenses for 1996, were up $137,000 or 2% over 1995. During 1995 and 1994, salaries and other personnel expenses accounted for 53% and 54%, of total other operating expenses, respectively.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Combined net occupancy and furniture and equipment expenses increased $690,000, or 30% from 1995 to 1996, as compared to an increase of $148,000, or 7%, in 1995. These increases were due primarily to the increased depreciation and rental expense associated with the addition of new branches and the renovation of Laurens Center to include the corporate offices and the Telephone Banking Center. The Laurens Center facility has been renamed the Corporate Center.

The largest contributor to the increase in total non-interest expense is the other expense line item which increased $950,000 or 43%. Other expenses consists of personalized deposit supplies, professional services, sundry losses, armored car expense, correspondent bank charges, credit insurance premiums, core deposit premium amortization and goodwill amortization. The foregoing expenses have increased due to the new branches, increased accounts, and increased account activity.

Income Taxes

Income tax expense totaled $1.7 million in 1996 as compared to $1.2 million in 1995 and $910,000 in 1994. The changes in income tax expense for all three years were due to changes in taxable income for each respective year.

Liquidity

The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. The Company's policy is to maintain a liquidity ratio between 15% - 25%. At December 31, 1996, the Company's liquidity ratio was approximately 16.5%.

The Company's liquidity position is dependent upon its debt servicing needs and dividends declared. The Company had no outstanding debt at December 31, 1996 and 1995, respectively. In June 1995 the Company paid the remaining outstanding balance of the note with Trust Company Bank.

During 1991 the Company began selling commercial paper as a alternative investment tool for its commercial customers. The commercial paper is issued only in conjunction with the automated sweep account customer agreement on deposits at the Bank level. At December 31, 1996, the Company had $7.4 million in commercial paper with a weighted average rate of 4.69%, as compared to $6.2 million in 1995 with a weighted average of 3.30% and $6.9 million in 1994 with a weighted average rate of 3.10%.

The Parent Company has approximately $6 million in lines of credit from correspondent banks to use as additional sources of short-term liquidity. The interest rates on these lines fluctuate with the prime rate and are payable on demand. At December 31, 1996, there were no balances drawn on these lines of credit.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

The Parent Company's liquidity needs are met through the payment of dividends from the Bank. At December 31, 1996 the Bank had available retained earnings of $3.1 million for payment of dividends.

The Bank's liquidity is affected by its ability to attract deposits, the maturity of its loan portfolio, the flexibility of its investment securities, lines of credit from correspondent banks, and current earnings. Sufficient liquidity must be available to meet continuing loan demand and deposit withdrawal requirements. Competition for deposits is intense in the markets served by the Bank. However, the Bank has been able to attract deposits as needed through pricing adjustments and expansion of its geographic market area. The deposit base is comprised of diversified customer deposits with no one deposit or type of customer accounting for a significant portion. Therefore, withdrawals are not expected to fluctuate from historical levels. The loan portfolio of the Bank is a source of liquidity through maturities and repayments by existing borrowers. The investment securities portfolio is a source of liquidity through scheduled maturities and sales of securities, and prepayment of principal on mortgage-backed securities. Approximately 67% of the securities portfolio was pledged to secure liabilities as of December 31, 1996, as compared to 65% at December 31, 1995. Management believes that its sources of liquidity are adequate to meet operational needs. Additional sources of short-term liquidity are existing lines of credit from correspondent banks totaling $32 million, all of which are available. Loan demand has been constant and loan originations can be controlled through pricing decisions.

In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allowed for the one time transfer of certain investments classified as held for investment to available for sale. The Company transferred investment securities with an amortized cost of $29,106,899 and a related unrealized gain of $69,363 in the fourth quarter of 1995. This transfer enabled the Company to better position its balance sheet for asset/liability management.

Capital Resources

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY assets and to total assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

At December 31, 1996 the Company and the Bank were each categorized as "adequately capitalized," under the regulatory framework for prompt corrective action. At December 31, 1995 the Company and the Bank were each categorized as "well capitalized." To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 8%, 4% and 4%, respectively. There are no current conditions or events that management believes would change the Company's or the Bank's category.

The Company is now categorized as "adequately capitalized" due to the infusion of approximately $54 million in deposits related to the acquisition of the three branches. As a result of this change in capital adequacy, the Bank will incur higher FDIC insurance premiums in the coming year. The Company's strategic plan for controlled growth and profit improvement anticipates sufficient internally generated capital to return the risk-weighted ratios to the "well-capitalized" guidelines.

Please see "Notes to Consolidated Financial Statements" footnote 16 for the Company's and the Bank's various capital ratios at December 31, 1996.

Pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, the stock in the ESOP Plan has a put and a call feature if the stock is not "readily tradable on an established market." This term was clarified in 1995 as a result of a private letter ruling, to mean publicly listed on a national securities exchange. Since the Company's stock is not listed on a national securities exchange, the shares in the ESOP Plan are subject to the put/call feature. Accordingly, 284,007 shares of ESOP stock are now recorded outside shareholders' equity at their fair value, which is determined by an independent valuation. Of the 284,007 shares, 17,938 shares were distributed during 1996, but are subject to the put/call until June 29, 1997. The Company's Board of Directors has voted to terminate the ESOP effective February 28, 1997. The shares distributed in 1997 due to the termination of the ESOP will be subject to the put/call until June 29, 1998.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Virtually all of the assets and liabilities of the Bank are monetary in nature and, as a result, its operations can be significantly affected by interest rate fluctuations as discussed above. Therefore, inflation will affect the Bank only to the extent that interest rates change and according to the Bank's sensitivity to such changes. The Company attempts to manage the effects of inflation through its asset/liability management as described above in "Net Interest Income."

Accounting and Reporting Changes

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used, and assets to be disposed of. The adoption of this statement did not have a material effect on the Company.

In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, an Amendment of SFAS No. 65, which is effective prospectively for years beginning after December 15, 1995. The statement requires the recognition of an asset for the right to service mortgage loans for others, regardless of how those rights were acquired (either purchased or originated). Further, it amends SFAS No. 65 to require assessment of impairment based on fair value. The Company commenced the origination, purchasing, and sale of mortgage loans in the current year, and accordingly now recognizes mortgage servicing rights in accordance with these provisions. The rights are evaluated quarterly for possible impairment. The adoption of this statement did not have a material effect on the Company.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 provides guidance on the valuation of compensation costs arising from both fixed and performance stock compensation plans. The adoption of this statement did not have a material effect on the Company. As allowed by SFAS No. 123, the Company elected to continue to record stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 and disclose pro forma changes in net income and earnings per share in footnotes to the financials.

In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement is effective for transactions occurring after December 31, 1996. The Statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. This statement contains special provisions that deal with servicing assets and liabilities, which supersede SFAS No. 122, but this statement retains the impairment and amortization approaches contained in SFAS No. 122. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements in 1997.

In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125, an amendment of SFAS No. 125, which is effective December 31, 1996. This statement delays the effective date of certain provisions of SFAS No. 125 until after

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

December 31, 1997. The amended provisions include those related to the transfers of financial assets and secured borrowings. The provisions in SFAS No. 125 related to servicing assets and liabilities are not delayed by this amendment. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements.

Industry Developments

Certain recently-enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institution's industry. Among the recently enacted bills is legislation to assess BIF members with one-fifth of the assessment rate imposed upon thrifts to cover the annual $780 million Financing Corp. (FICO) bond obligation. This assessment computes to 1.3 basis points per $100 of deposits for banks in the years 1997 -- 1999. Starting in the year 2000 until the FICO bonds are retired, banks and thrifts will pay the assessment on a pro rata basis (estimated at 2.5 basis points for banks). The Company is unable to assess the impact of other legislation on its financial condition or operations at this time.

                          Independent Auditors' Report

The Board of Directors
Palmetto Bancshares, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheets of Palmetto Bancshares, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Palmetto Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Greenville, South Carolina
January 31, 1997

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets
                           December 31, 1996 and 1995


Assets                                                                                     1996                   1995
------                                                                                     ----                   ----
Cash and due from banks                                                           $       28,372,885            22,921,841
Federal funds sold (note 2)                                                                1,950,892             2,096,752
Investment securities held to maturity (market values of $66,770,040

     and $44,548,986 in 1996 and 1995, respectively) (note 3)                             66,207,445            43,788,656
Investment securities available for sale (note 4)                                         16,240,314            39,615,105
Loans held for sale (note 1)                                                               4,075,096                    -
Loans (notes 5 and 12)                                                                   332,986,286           255,186,659
     Less allowance for loan losses (note 5)                                              (4,728,974)           (3,700,216)
                                                                                    -----------------     ----------------
                  Loans, net                                                             328,257,312           251,486,443
                                                                                    ----------------      ----------------

Premises and equipment, net (notes 6 and 13)                                              12,323,074            10,709,912
Accrued interest                                                                           3,436,342             2,547,791
Other assets (notes 1 and 10)                                                              7,513,791             3,074,240
                                                                                    ----------------      ----------------

                  Total assets                                                    $      468,377,151           376,240,740
                                                                                    ================      ================

Liabilities and Shareholders' Equity

Liabilities:
     Deposits (note 7):

         Non-interest-bearing                                                      $      71,349,486            53,330,131
         Interest-bearing                                                                341,036,892           276,329,352
                                                                                    ----------------      ----------------
                  Total deposits                                                         412,386,378           329,659,483

     Securities sold under agreements to repurchase (note 8)                              11,636,150             7,545,710
     Commercial paper (note 8)                                                             7,434,502             6,186,855
     Federal funds purchased (note 8)                                                      3,000,000             2,900,000
     Other liabilities                                                                     2,482,585             2,040,011
                                                                                    ----------------      ----------------
                  Total liabilities                                                      436,939,615           348,332,059
                                                                                    ----------------      ----------------

ESOP stock subject to put/call option (note 11)                                            3,313,474             2,770,528

Shareholders' equity (notes 9, 11 and 16):

     Common stock - $5.00 par value. Authorized 10,000,000 shares; issued
         3,032,952 in 1996 and 3,032,652 in 1995; outstanding 3,023,841 in 1996

         and 3,014,940 in 1995;                                                           15,164,760            15,163,260
     Additional paid-in capital                                                              334,095               333,243
     Retained earnings                                                                    15,893,773            12,006,058
     Treasury stock (9,111 and 17,712 shares in 1996 and 1995)                              (121,480)             (230,256)
     Unrealized gain on investment securities available for

         sale, net of income taxes                                                           166,388               636,376
     ESOP stock subject to put/call option, 284,007 shares at $11.67
         per share in 1996 and 286,113 shares at $9.68 per share in 1995                  (3,313,474)           (2,770,528)
                                                                                    ----------------      ----------------
                  Total shareholders' equity                                              28,124,062            25,138,153
                                                                                    ----------------      ----------------

Commitments and contingencies (notes 5, 11 and 13)

                  Total liabilities and shareholders' equity                      $      468,377,151           376,240,740
                                                                                    ================      ================

See accompanying notes to consolidated financial statements.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations
                  Years ended December 31, 1996, 1995 and 1994


                                                                                    1996             1995           1994
                                                                                    ----             ----           ----
Interest income:
     Interest and fees on loans                                               $   26,851,766      21,423,236     17,389,554
     Interest and dividends on investment securities available for sale            1,907,611       1,160,076        616,766
     Interest and dividends on investment securities held to maturity:
         U.S. Treasury and U.S. Government agencies                                1,028,964       1,880,723      1,725,106
         State and municipal                                                       1,329,884       1,274,237      1,364,572
         Mortgage-backed securities                                                  979,402         150,022             -
     Interest on federal funds sold                                                   93,193         379,846        196,572
                                                                                ------------    ------------   ------------
                  Total interest income                                           32,190,820      26,268,140     21,292,570
Interest expense:
     Interest on deposits (note 7)                                                12,723,971       9,987,103      6,750,709
     Interest on securities sold under agreements to repurchase                      459,125         500,860        244,057
     Interest on federal funds purchased                                             313,356              -              -
     Interest on commercial paper                                                    313,092         340,712        171,935
     Interest on note payable to a bank                                                   -           13,389         41,191
                                                                                ------------    ------------   ------------
                  Total interest expense                                          13,809,544      10,842,064      7,207,892
                                                                                ------------    ------------   ------------
                  Net interest income                                             18,381,276      15,426,076     14,084,678
Provision for loan losses (note 5)                                                 1,450,000       1,140,400        819,438
                                                                                ------------    ------------   ------------
                  Net interest income after provision for loan losses             16,931,276      14,285,676     13,265,240
                                                                                ------------    ------------   ------------
Non-interest income:
     Service charges on deposit accounts                                           2,862,604       2,494,288      2,253,942
     Fees for trust services                                                         861,005         772,764        670,064
     Gains on sales of loans                                                         147,528              -              -
     Investment securities gains (losses)                                             21,331         (93,156)       (13,404)
     Merchant discount income                                                        344,987         384,056        325,275
     Other income                                                                  1,000,472         904,730        793,578
                                                                                ------------     -----------    -----------
                  Total non-interest income                                        5,237,927       4,462,682      4,029,455
                                                                                ------------    ------------   ------------
Non-interest expense:
     Salaries and other personnel (note 11)                                        7,535,981       7,398,514      7,340,008
     Net occupancy                                                                 1,452,755       1,218,842      1,126,096
     Furniture and equipment                                                       1,548,733       1,092,400      1,037,368
     FDIC assessment                                                                   2,000         320,465        584,404
     Postage and supplies                                                            872,914         702,104        598,960
     Advertising                                                                     737,021         570,372        556,030
     Telephone                                                                       473,771         406,565        383,796
     Other                                                                         3,141,020       2,191,099      1,998,247
                                                                                ------------    ------------   ------------
                  Total non-interest expense                                      15,764,195      13,900,361     13,624,909
                                                                                ------------    ------------   ------------
                  Income before income taxes                                       6,405,008       4,847,997      3,669,786
Income tax provision (note 10)                                                     1,652,000       1,246,000        910,000
                                                                                ------------    ------------   ------------
                      Net income                                              $    4,753,008       3,601,997      2,759,786
                                                                                ============    ============   ============
                      Increase in fair value of ESOP stock                          (542,946)             -              -
                                                                                -------------   ------------   -----------
                      Net income on common shares not subject
                           to put/call                                        $    4,210,062       3,601,997      2,759,786
                                                                                ============    ============   ============


See accompanying notes to consolidated financial statements.                                     (Continued)


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                Consolidated Statements of Operations (continued)

                  Years ended December 31, 1996, 1995 and 1994


                                                                                    1996             1995           1994
                                                                                    ----             ----           ----
Per share data:
     Net income per common share not subject to put/call                      $         1.54            1.20            .92
                                                                                ============    ============   ============
     Cash dividends declared                                                  $          .28             .22            .18
                                                                                ============    ============   ============
     Weighted average shares outstanding                                           3,007,661       3,010,320      3,000,690
                                                                                ============    ============   ============
     Weighted average shares outstanding not subject to put/call                   2,732,305       3,010,320      3,000,690
                                                                                ============    ============   ============
See accompanying notes to consolidated financial statements.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                                                                           1996               1995               1994
                                                                           ----               ----               ----
Cash flows from operating activities:
     Net income                                                    $      4,753,008         3,601,997          2,759,786
     Adjustments to reconcile net income to net
         cash provided by operating activities:
              Depreciation and amortization                               1,847,330         1,071,728            978,047
              Loss (gain) on sale of investment securities                  (21,331)           93,156             13,404
              Gain on sale of loans                                        (147,528)               -                  -
              Provision for loan losses                                   1,450,000         1,140,400            819,438
              Origination/acquisition of loans held for sale            (58,238,827)               -                  -
              Sale of loans held for sale                                54,311,259                -                  -
              Gain on sale of premises and equipment                        (18,818)               -               2,018
              Provision (credit) for deferred taxes                         309,000          (332,000)          (113,000)
              Change in accrued interest                                   (888,551)         (105,120)          (392,087)
              Change in other assets                                     (2,349,554)         (600,172)          (175,444)
              Change in other liabilities, net                              736,794           782,782             (6,991)
                                                                     --------------    --------------     --------------
                  Net cash provided by operating activities               1,742,782         5,652,771          3,885,171
                                                                     --------------    --------------     --------------
Cash flows from investing activities:
     Purchase of investment securities held to maturity                 (23,357,266)      (30,406,979)       (11,529,480)
     Purchase of investment securities available for sale                (9,991,037)      (21,604,693)        (1,968,769)
     Proceeds from maturities of investment securities
         held to maturity                                                 5,153,000        11,929,340         11,932,553
     Proceeds from maturities of investment securities available
         for sale                                                         2,102,000                -                  -
     Proceeds from sale of investment securities available for sale      30,500,845        21,715,569          3,013,058
     Principal paydowns on mortgage-backed securities                     2,013,693                -                  -
     Net increase in loans outstanding                                  (84,555,160)      (40,234,988)       (24,114,178)
     Proceeds from sale of premises and equipment                            30,888                -              10,000
     Purchases of premises and equipment                                 (2,776,683)       (1,997,318)        (3,121,259)
                                                                     ---------------   --------------     --------------
                  Net cash used in investing activities                 (80,879,720)      (60,599,069)       (25,778,075)
                                                                     ---------------   ---------------    ---------------
Cash flows from financing activities:
     Net increase in deposits                                            29,246,386        55,085,700         24,503,693
     Acquisition of deposits, net                                        50,511,814                -                  -
     Net increase (decrease)  in securities sold under
         agreements to repurchase                                         4,090,440         2,293,809         (1,768,706)
     Net increase (decrease) in commercial paper                          1,247,647          (727,145)         1,723,000
     Increase in federal funds purchased                                    100,000         2,900,000                 -
     Repayments on note payable to a bank                                        -           (478,959)          (302,500)
     Proceeds from issuance of common stock                                   2,352            12,450             24,300
     Purchase of treasury stock                                            (121,480)         (230,256)          (176,700)
     Proceeds from sale of treasury stock                                   206,699           165,585            122,130
     Dividends paid                                                        (841,736)         (652,189)          (529,784)
                                                                     --------------    --------------     --------------
                  Net cash provided by financing activities              84,442,122        58,368,995         23,595,433
                                                                     --------------    --------------     --------------
Net increase in cash and cash equivalents                                 5,305,184         3,422,697          1,702,529
Cash and cash equivalents at beginning of year                           25,018,593        21,595,896         19,893,367
                                                                     --------------    --------------     --------------
Cash and cash equivalents at end of year                           $     30,323,777        25,018,593         21,595,896
                                                                     ==============    ==============     ==============

See accompanying notes to consolidated financial statements.                                            (Continued)


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Years ended December 31, 1996, 1995 and 1994

                                                                           1996               1995               1994
                                                                           ----               ----               ----
Supplemental information:
Cash paid during the year for:
     Interest                                                      $     13,652,882        10,490,328          7,063,481
                                                                     ==============    ==============     ==============
     Income taxes                                                  $      1,641,000         1,279,819          1,118,000
                                                                     ==============    ==============     ==============
Supplemental schedule of non-cash investing and financing transactions:
         Unrealized gain (loss) on investment securities
              available for sale, net of income taxes              $        469,988           797,903           (273,289)
                                                                     ==============    ==============     ==============
         Securitization of mortgage loans                          $      6,334,291                -                  -
                                                                     ==============    ==============     =============
         Transfer of investment securities held to maturity to
              available for sale                                   $             -         29,106,899                 -
                                                                     ==============    ==============     =============

See accompanying notes to consolidated financial statements.


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity
                  Years ended December 31, 1996, 1995 and 1994

                                                                                                                      Unrealized
                                                                                                                      Gain (Loss)
                                                                                                                     on Investment
                                                                                                                      Securities
                                                                           Additional                                  Available
                                                           Common            Paid-in      Retained      Treasury    For Sale Net of
                                                            Stock            Capital      Earnings        Stock        Income Taxes
                                                            -----            -------      --------        -----      ------------

Balance at December 31, 1993                           $ 15,150,760          308,993     6,850,233    (135,000)        111,762
Net income                                                      -                -       2,759,786           -              -
Cash dividend declared                                          -                -        (529,784)          -              -
Issuance of 5,400 shares in connection
     with stock option                                        9,000           15,300             -           -              -
Purchase of 17,100 shares treasury stock                        -                -               -     (176,700)            -
Sale of 13,500 shares treasury stock                            -                -         (12,870)     135,000             -
Change in unrealized loss on investment
     securities available  for sale, net                        -                -               -           -        (273,289)
                                                       -------------      ----------     ---------     ---------      ---------

Balance at December 31, 1994                              15,159,760         324,293     9,067,365     (176,700)      (161,527)

Net income                                                      -                -       3,601,998           -              -
Cash dividend declared                                          -                -        (652,189)          -              -
Issuance of 2,100 shares in connection with
     stock options                                            3,500            8,950             -           -              -
Purchase of 17,712 shares treasury stock                        -                -               -     (230,256)            -
Sale of 17,100 shares treasury stock                            -                -         (11,115)     176,700             -
Change in unrealized gain on investment
     securities available for sale, net                         -                -              -            -         797,903
ESOP stock subject to put/call option                           -                -              -            -              -
                                                       -------------      ----------     ---------     ---------      ---------

Balance at December 31, 1995                            15,163,260           333,243    12,006,058     (230,256)       636,376

Net income                                                      -                -       4,753,008           -              -
Cash dividend declared                                          -                -        (841,736)          -              -

Issuance of 300 shares in connection with
     stock options                                            1,500              852            -            -              -
Purchase of  9,111 shares treasury stock                        -                -              -      (121,480)            -
Sale of 17,712 shares treasury stock                            -                -         (23,557)     230,256             -
Change in unrealized gain on investment
     securities available for sale, net                         -                -              -            -        (469,988)
ESOP stock subject to put/call option                           -                -              -            -              -
                                                       -------------      ----------     ---------     ---------      ---------

Balance at December 31, 1996                            $ 15,164,760         334,095    15,893,773     (121,480)        166,388
                                                        ============         =======    ==========     ========         =======

                                                    Common
                                                     Stock
                                                  Subject to
                                                   Put/call
                                                    Option            Total
Balance at December 31, 1993                             -          22,286,748
Net income                                               -           2,759,786
Cash dividend declared                                   -            (529,784)
Issuance of 5,400 shares in connection
     with stock option                                   -              24,300
Purchase of 17,100 shares treasury stock                 -            (176,700)
Sale of 13,500 shares treasury stock                     -             122,130
Change in unrealized loss on investment
     securities available  for sale, net                 -            (273,289)
                                                  ----------        ----------
Balance at December 31, 1994                             -          24,213,191

Net income                                               -           3,601,997
Cash dividend declared                                   -            (652,189)
Issuance of 2,100 shares in connection with
     stock options                                       -              12,450
Purchase of 17,712 shares treasury stock                 -            (230,256)
Sale of 17,100 shares treasury stock                     -             165,585
Change in unrealized gain on investment
     securities available for sale, net                  -             797,903
ESOP stock subject to put/call option            (2,770,528)        (2,770,528)
                                                  ---------         ----------
Balance at December 31, 1995                     (2,770,528)        25,138,153

Net income                                               -           4,753,008
Cash dividend declared                                   -            (841,736)
Issuance of 300 shares in connection with
     stock options                                       -               2,352
Purchase of  9,111 shares treasury stock                 -            (121,480)
Sale of 17,712 shares treasury stock                     -             206,699
Change in unrealized gain on investment
     securities available for sale, net                  -            (469,988)
ESOP stock subject to put/call option               (542,946)         (542,946)
                                                  ----------        ----------
Balance at December 31, 1996                      (3,313,474)       28,124,062
                                                  ==========        ==========


See accompanying notes to consolidated financial statements.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994


(1)    Summary of Significant Accounting Policies

       The following is a description of the more significant accounting policies used in preparing the consolidated financial statements. The accounting and reporting policies of Palmetto Bancshares, Inc. (the "Company") conform to generally accepted accounting principles ("GAAP") and to general practices within the banking industry. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates and assumptions.

       Basis of Presentation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Palmetto Bank (the "Bank"). The Bank provides a full range of banking services, including the taking of deposits and the making of loans. Palmetto Capital, Inc. ("Capital"), a wholly owned subsidiary of Palmetto Bank, was incorporated February 26, 1992. Capital offers the brokerage of stocks, bonds, mutual funds and unit investment trusts. Capital also offers advisory services and variable rate annuities. The Company's primary market area is the upstate of South Carolina. All significant intercompany accounts and transactions have been eliminated in consolidation.

       Assets held by the Company or its subsidiary in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Company or its subsidiary.

       On April 15, 1996, the Bank acquired three existing branches of First Union National Bank of South Carolina. The Bank assumed deposits of approximately $54 million, but assumed no loans.

       Cash and Cash Equivalents

       Cash and cash equivalents include cash, due from banks and federal funds sold. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value. Investment securities with original maturities of three months or less are also included here. To comply with Federal Reserve regulations, the Bank is required to maintain certain average cash reserve balances. These compensating balances are $3,849,000 and $1,600,000 at December 31, 1996 and 1995, respectively.

                                                                   (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies, Continued

       Investment Securities

       On May 31, 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values - other than those accounted for under the equity method or as investments in consolidated subsidiaries - and all investments in debt securities. Under SFAS No. 115, investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings; and (3) Available for Sale-debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of income taxes. The Company does not have any trading securities.

       In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allowed for the one-time transfer of certain investments classified as held to maturity to available for sale. The Company transferred investment securities with an amortized cost of $29,106,899 and a related unrealized gain of $69,363 in the fourth quarter of 1995.

       SFAS No. 115 allows for the sale of held to maturity securities if the sale occurs within 90 days of the securities' maturity. The Bank sold several held to maturity securities during 1995 that met this criteria, and they are included with other maturities of held for maturity investment securities in the accompanying consolidated statements of cash flows.

       Loans Held for Sale

       In the current year, the Company commenced the origination and sale of mortgage loans through its mortgage servicing department. As a result, the Company has $4.1 million in Loans Held for Sale at December 31, 1996. The Company already has commitments to sell these loans in January and February 1997. These loans are held at the lower of cost or market, determined on an individual loan basis, with fair value exceeding cost at December 31, 1996. Cost is determined by the amount the Company paid for the loan excluding mortgage servicing rights. Loans serviced for the benefit of others amounted to approximately $141 million at December 31, 1996, of which approximately $85 million resulted from an acquisition of servicing in 1996. Most of these loans are serviced for Federal Home Loan Mortgage Company (FHLMC).

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies, Continued

       Due to the Company's new activity in the mortgage banking area, the Bank now recognizes mortgage servicing rights (MSR's) in accordance with SFAS No. 122, Accounting for Mortgage Servicing Rights, an Amendment of SFAS No. 65, which is effective January 1, 1996. The adoption of this standard had no impact on the Company. The statement requires the recognition of a separate asset for the right to service mortgage loans for others, regardless of how those rights were acquired. Further, it amends SFAS No. 65 to require assessment of impairment based on fair value. The Company evaluates these rights quarterly for possible impairment. There was no impairment at December 31, 1996.

       At December 31, 1996, the Company had net MSR's of approximately $1,735,000 related to these loans included in other assets on the consolidated balance sheet. Approximately $1,729,000 of this amount represents purchased servicing and approximately $6,000 represents originated servicing. The fair value of the mortgage servicing rights are determined considering market prices for similar MSR's and on the discounted anticipated future net cash flows considering market consensus loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of measuring the impairment, the Company stratifies the MSR's based on the predominant risk characteristics of the underlying loans, including interest rate, loan type, and amortization type (fixed rate or adjustable rate). To the extent that the carrying value of MSR's exceeds this fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted in the future as the values of the MSR's increase or decrease. The cost of MSR's is amortized over the estimated period of net servicing revenues.

       In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement contains special provisions that deal with servicing assets and liabilities, which supersede SFAS No. 122, but this statement retains the impairment and amortization approaches contained in SFAS No. 122. This portion of the statement will become effective for transactions occurring after December 31, 1996. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements in 1997.

       Loans and Interest Income

       Loans are carried at principal amounts outstanding reduced by unearned discount. Interest income on all loans is recorded on an accrual basis. The accrual of interest is generally discontinued on loans which become 90 days past due as to principal or interest. The accrual of interest on some loans, however, may continue even though they are 90 days past due if the loans are well secured, in the process of collection, and management deems it appropriate.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies, Continued

       Impaired Loans

       The FASB has issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that all creditors value all specifically reviewed nonhomogenous loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loans fair value. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. On January 1, 1995, the provisions of SFAS Nos. 114 and 118 were adopted. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income in 1995 or 1996.

       When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement first to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

       Although SFAS No. 114 potentially applies to all problem loans, it specifically states that it need not be applied to "large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment." Thus, the Company determined that the statement does not apply to its consumer loan, credit card or residential mortgage loan portfolios, except that it may choose to apply it to certain specific larger loans determined by management. In effect, these portfolios are covered adequately in the Company's normal formula for determining loan loss reserves.

       As a practical matter, the Bank determines which loans are impaired through a loan review process. This means that a loan is not a candidate for the impaired classification until the loan goes on the Bank's "Watch List" (90 days past due).

       Loan Fees and Costs

       Non-refundable fees and certain direct costs associated with originating or acquiring loans are recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until the loan is sold. Commitment fees associated with lending are deferred and if the commitment is exercised, the fee is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised the amount is recognized upon expiration of the commitment.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


  (1)  Summary of Significant Accounting Policies, Continued

       Allowance for Loan Losses

       Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged-off when, in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance, and subsequent recoveries are added to the allowance. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment, based upon information that is available to them at the time of their examination.

       Premises and Equipment

       Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful life of the related asset as follows: buildings, 12 to 39 years; and furniture and equipment, 5 to 12 years. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the lease. Maintenance and repairs are charged to operating expense as incurred.

       Foreclosed Properties

       Property acquired through foreclosure is included in other assets and amounted to $72,003 and $80,003, at December 31, 1996 and 1995,
       respectively. Such property is recorded at the lower of cost or fair value minus estimated selling costs. Gains and losses on the sale of foreclosed properties and write-downs resulting from periodic reevaluation are charged to other operating expenses.

       Income Taxes

       Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1)    Summary of Significant Accounting Policies, Continued

       Intangibles

       At December 31, 1996, deposits are shown net of premium on deposits acquired of approximately $1,244,000, net of amortization, which is being amortized principally over 10 years using the double-declining balance method. At December 31, 1996, goodwill of approximately $1 million, net of amortization, related to a 1988 acquisition, is being amortized on a straight-line basis over a 25 year period. At December 31, 1996, goodwill of approximately $2.6 million, net of amortization, related to the acquisition of three branches in 1996, is being amortized on a straight-line basis over 15 years. The Company periodically assesses the recoverability of these intangibles by evaluating whether the amortization of the remaining balance can be recovered through projected undiscounted future cash flows which are based on historical trends.

       Net Income Per Share

       Net income per share is based on the weighted average number of shares outstanding not subject to put/call. See note 11 for further explanation on this put/call feature. Outstanding stock options are common stock equivalents but have no material dilutive effect on income per common share. All number of common shares outstanding and per share amounts have been retroactively restated for the three-for-one stock split in 1996 as discussed in note 9.

       Stock Options

       In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 introduces a preferable fair-value based method of accounting for stock-based compensation. It encourages, but does not require companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has chosen the latter option. SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. In addition, all companies with stock-based plans are required to make detailed disclosures about plan terms, exercise prices, and assumptions used in measuring the fair value of stock-based grants (see note 11).

(2)    Federal Funds Sold

       At December 31, 1996 and 1995, the Bank had $1,950,892 and $2,096,752,
       respectively, outstanding in federal funds sold. The daily averages of these outstanding agreements during 1996 and 1995 were $1,758,025 and $6,598,338, respectively. The maximum amount of these outstanding agreements at any month end during 1996 and 1995 were $1,950,892 and $10,385,430, respectively. The securities underlying these agreements were maintained in safekeeping by an authorized broker.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(3)    Investment Securities Held to Maturity

       The carrying and fair values of investment securities held to maturity as of December 31 are summarized as follows:

                                                                              1996
                                          ---------------------------------------------------------------------
                                                Carrying          Unrealized       Unrealized         Fair
                                                 Value               Gains           Losses           Value
                                            ---------------   --------------    ---------------  --------------
           U.S. Treasury and U.S.
                Government agencies       $      16,006,519            6,888          (122,117)      15,891,290
           State and municipal                   25,449,578        1,072,119           (30,322)      26,491,375
           Mortgage-backed securities            24,751,348           12,254          (376,227)      24,387,375
                                            ---------------   --------------    ---------------  --------------

                                          $      66,207,445        1,091,261          (528,666)      66,770,040
                                            ===============   ==============    ===============  ==============


                                                                              1995
                                          ---------------------------------------------------------------------

                                                Carrying          Unrealized       Unrealized         Fair
                                                 Value               Gains           Losses           Value
                                            ---------------   --------------    ---------------  --------------

           U.S. Treasury and U.S.
                Government agencies       $      15,032,602          142,998                -        15,175,600
           State and municipal                   22,592,824          638,510           (47,954)      23,183,380
           Mortgage-backed securities             6,163,230           38,395           (11,619)       6,190,006
                                            ---------------   --------------    ---------------  --------------
                                          $      43,788,656          819,903           (59,573)      44,548,986
                                            ===============   ==============    ==============   ==============


       The following is a maturity distribution of investment securities held to maturity as of December 31:

                                                            1996
                                                -----------------------------
                                                Carrying             Fair
                                                 Value              Value
                                                --------           ----------


           Due in one year or less        $              -                 -
           Due after one year
                through five years               23,179,078        23,141,040
           Due after five years
                through ten years                30,648,348        31,250,000
           Due after ten years                   12,380,019        12,379,000
                                            ---------------     -------------
                                          $      66,207,445        66,770,040
                                            ===============     =============

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(4)    Investment Securities Available for Sale

       The amortized cost and fair values of investment securities available for sale as of December 31 are summarized as follows:


                                                                              1996
                                              -------------------------------------------------------------------
                                                 Amortized         Unrealized         Unrealized        Fair
                                                   Cost               Gains             Losses          Value
                                              ---------------   ---------------      ------------  --------------
               U.S. Treasury                  $     8,993,021           92,878           (51,187)       9,034,712
               State and Municipal                  6,976,743          228,859                -         7,205,602
                                               --------------   ---------------      -----------   --------------
                                              $    15,969,764          321,737           (51,187)      16,240,314
                                               ==============   ==============       ============  ==============


                                                                              1995
                                                -----------------------------------------------------------------
                                                 Amortized         Unrealized         Unrealized        Fair
                                                   Cost               Gains             Losses          Value
                                                -------------     ------------       ------------      ----------
               U.S. Treasury and
                  U.S. Government
                  Agencies                    $    29,995,691          691,613            (1,079)      30,686,225
               State and Municipal                  8,584,656          344,224                -         8,928,880
                                               --------------   --------------       -----------   --------------

                                              $    38,580,347        1,035,837            (1,079)      39,615,105
                                               ==============   ==============       ===========   ==============


       During the year ended December 31, 1996 the Company had realized gains of $21,331 on sales of investment securities. During the years ended December 31, 1995 and 1994 the Company had realized losses of $93,156 and $13,404, respectively, on sales of investment securities. Specific identification is the basis on which cost was determined in computing realized gains or losses.

       The following is a maturity distribution of investment securities available for sale at December 31:

                                                               1996
                                                --------------------------------
                                                   Amortized          Fair
                                                     Cost             Value
                                                ---------------     ------------

           Due in one year or less             $      2,850,543        2,895,102
           Due after one year through
                five years                           13,119,221       13,345,212
                                                 --------------   --------------

                                               $     15,969,764       16,240,314
                                                 ==============   ==============
                                                                 (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(4)    Investment Securities Available for Sale

       Investment securities held to maturity and available for sale with an aggregate carrying value of approximately $55,628,000 and $53,694,000 at December 31, 1996 and 1995, respectively, are pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

(5)    Loans

       A summary of loans, by classification, as of December 31 follows:

                                                         1996          1995
                                                         ----          ----

       Commercial, financial and agricultural       $  68,616,697     45,377,386
       Real estate - construction                       9,597,846      5,452,663
       Real estate - mortgage                         181,774,819    149,017,139
       Installment loans to individuals                72,996,924     55,339,471
                                                      -----------  -------------

                                                    $ 332,986,286    255,186,659
                                                      ===========  =============

       Non accrual loans included above             $   1,112,716        743,050
                                                      ===========  =============


       In September 1996, the Company securitized approximately $6.3 million of real estate mortgage loans. These mortgage-backed securities are included in the Company's held to maturity investment portfolio.

       The following is a summary of activity affecting the allowance for loan losses for the years ended December 31:

                                       1996        1995         1994
                                       ----        ----         ----

       Balance at beginning of year  $ 3,700,216   3,016,464   2,393,638
       Provision for loan losses       1,450,000   1,140,400     819,438
       Loan recoveries                   288,905     156,218     260,593
       Loans charged-off                (710,147)   (612,866)   (457,205)
                                       ---------- ---------- -----------

       Balance at end of year        $ 4,728,974   3,700,216   3,016,464
                                       =========  ========== ===========

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements




(5)    Loans, Continued

       During 1996, the Company charged-off some of the loans previously considered impaired and was able to reclassify others due to improved credit conditions; so that at December 31, 1996 there were no impaired loans. During 1996, the average recorded investment in impaired loans was approximately $76,000, and there is no allowance for loan losses related to impaired loans at December 31, 1996.

       At December 31, 1995, impaired loans amounted to approximately $193,000. During 1995, the average recorded investment in impaired loans was approximately $211,000. Included in the allowance for loan losses at December 31, 1995 is approximately $97,000 related to these impaired loans.

       The Bank makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specific period of time. The Bank also provides standby letters of credit which are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit the Bank assures that the third party will not suffer a loss if the customer fails to meet the contractual obligation. The Bank applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' creditworthiness through ongoing credit reviews.

       At December 31, 1996, except for the fact that the majority of the loan portfolio is located in the Bank's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower.

       The Bank had outstanding, unused loan commitments as of December 31, 1996 as follows:

       Home equity loans                                      $ 8,767,000
       Credit cards                                            18,291,000
       Commercial real estate development                      18,028,000
       Other unused lines of credit                            19,649,000
                                                               ----------
                                                              $64,735,000

       Standby letters of credit                              $ 2,207,000
                                                               ==========

       All unused loan commitments are at adjustable rates that fluctuate with prime rate, or are at fixed rates which approximate market rates. Current amounts listed are therefore determined to be their market value.

       At December 31, 1996, the Company had outstanding commitments to sell mortgage-backed securities of approximately $6.5 million and commitments to sell whole loans over the next twelve months of approximately $15 million.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 (6)   Premises and Equipment, Net

       A summary of premises and equipment, net, as of December 31 follows:

                                                      1996         1995
                                                      ----         ----

       Land                                       $  1,887,786     1,792,519
       Buildings and leasehold improvements         10,010,138     8,623,622
       Furniture and equipment                       8,713,230     7,493,914
                                                    ----------    ----------
                                                    20,611,154    17,910,055
       Less accumulated depreciation and
          amortization                              (8,288,080)   (7,200,143)
                                                    ----------    ----------

       Premises and equipment, net                 $12,323,074    10,709,912
                                                    ==========    ==========


(7)    Deposits

       A summary of deposits, by type, as of December 31 follows:

                                                        1996           1995
                                                        ----           ----
       Transaction accounts                     $     150,984,778   114,380,010
       Savings deposits                                26,357,332    20,261,624
       Insured money market accounts                   42,609,205    42,113,681
       Time deposits over $100,000                     42,099,990    39,629,516
       Other time deposits                            151,579,431   113,392,152
       Premium on deposits acquired                    (1,244,358)     (117,500)
                                                  ---------------  ------------
            Total deposits                      $     412,386,378   329,659,483
                                                  ===============  ============

       Interest paid on time deposits of $100,000 or more amounted to $1,969,664, $1,683,014, and $857,297 for the years ended December 31,
       1996, 1995 and 1994, respectively.

       The following table displays the aggregate amounts of time deposits with maturities for the years following December 31, 1996:

       Maturing within one year                        $     168,511,398
       Maturing after one year through two years              17,681,336
       Maturing after two years through three years            3,152,331
       Maturing after three years through five years           4,313,476
       Maturing after five years                                  20,880
                                                         ---------------
                Total                                  $     193,679,421
                                                         ===============

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(8)    Short-Term Borrowings

       At December 31, 1996, 1995 and 1994, the Bank had $11,636,150, $7,545,710
       and $5,251,901, respectively, in outstanding securities sold under agreements to repurchase with weighted average interest rates of 4.44%, 3.05% and 2.85%, respectively. These borrowings were collateralized by investment securities with carrying values of $16,027,000, $17,125,000 and $12,500,000, respectively, which are maintained in safekeeping by an authorized broker. The daily averages of these agreements outstanding during 1996, 1995 and 1994 were $11,601,054, $10,228,473 and $8,596,000, respectively. The maximum amounts of these agreements outstanding at any month end during 1996, 1995 and 1994 were $12,694,229, $11,679,919 and
       $9,551,000, respectively. The weighted average interest rates on these borrowings were 3.84%, 4.31% and 2.58% for the years ended December 31, 1996, 1995 and 1994, respectively.

       During 1991 the Company began selling commercial paper as an alternative investment tool for its commercial customers. Through a master note arrangement between the Company and the Bank, Palmetto Master Notes are issued as an alternative investment for commercial sweep accounts. These master notes are unsecured but are backed by the full faith and credit of the Company. The commercial paper of the Company is issued only in conjunction with the automated sweep account customer agreement on deposits at the Bank level. At December 31, 1996, 1995 and 1994, the Company had $7,434,502, $6,186,855 and $6,914,000, respectively, in commercial paper with weighted average interest rates of 4.69%, 3.30% and 3.10%, respectively. The daily averages of these borrowings outstanding during 1996, 1995 and 1994 were $8,075,342, $8,017,222 and $6,312,000, respectively. The maximum amounts of these borrowings outstanding at any month end during 1996, 1995 and 1994 were $9,167,913, $9,370,000 and
       $7,601,000, respectively. The weighted average interest rates on these borrowings were 3.88%, 4.28% and 2.72% for the years ended December 31, 1996, 1995 and 1994, respectively.

       At December 31, 1996, 1995 and 1994 the Company had $3,000,000,
       $2,900,000 and $0, respectively, outstanding in federal funds purchased, with weighted average interest rates of 7.75%, 5.5% and 0%, respectively. The daily averages of these borrowings outstanding during 1996, 1995 and 1994 were $5,746,344, $2,380,316 and $369,000, respectively. The maximum amounts of these borrowings outstanding at any month end during 1996, 1995 and 1994 were $17,500,000, $3,000,000 and $0, respectively. The weighted average interest rates on these borrowings were 5.45%, 5.68% and 5.33% for the years ended December 31, 1996, 1995 and 1994, respectively.

(9)    Stock Split

       On October 15, 1996, the shareholders approved that the common stock authorized be increased from 2,000,000 to 10,000,000 shares at $5 par value per share. Previously, on August 13, 1996, the Board of Directors had approved a three-for-one stock split effected in

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       the form of a 200% dividend for shareholders of record on September 12, 1996, contingent on this shareholder approval. All number of common shares outstanding and per share amounts contained in this report have been retroactively adjusted to give effect to the stock split.

(10)   Income Taxes

       Components of income tax provision for the years ended December 31 are as follows:

                                        1996       1995          1994
                                        ----       ----          ----
           Current:

                Federal               $1,155,000   1,422,000      894,000
                State                    188,000     156,000      129,000
                                  --------------  ----------   ----------
                                       1,343,000   1,578,000    1,023,000
                                  --------------  ----------   ----------
           Deferred:

                Federal                  309,000    (332,000)    (113,000)
                State                         -           -            -
                                  --------------  ----------   ---------
                                         309,000    (332,000)    (113,000)
                                  --------------  ----------   ----------

                    Total             $1,652,000   1,246,000      910,000
                                  ==============  ==========   ==========


       The effective tax rates for the years ended December 31 vary from the Federal statutory rates as follows:

                                                  1996      1995     1994
                                                 ------    ------   ------

           U.S. Federal income tax rates           34.0%    34.0%    34.0%
           Changes from statutory rates
                resulting from:
                    Tax-exempt interest income     (9.1)   (10.7)   (13.4)
                    Expenses not deductible for
                         tax purposes                .8      1.0      1.0
                    State taxes,
                         net of Federal
                         income tax benefit         2.3      2.1      2.3
           Other                                   (2.2)     (.7)      .9
                                                 ------    -----    -----
           Effective tax rates                     25.8%    25.7%    24.8%
                                                 ======    =====    =====


       Different accounting methods have been used for reporting income for income tax and for financial reporting purposes. The tax provisions shown in the financial statements relate to items of income or expense in those statements and as a result may not be the amount paid for the period. Deferred income taxes have been provided on such differences.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(10)   Income Taxes, Continued

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, are presented below.



                                                                                       1996               1995
                                                                                       ----               ----
           Deferred tax assets:

               Loan loss reserves                                               $     1,147,000          871,000
           Basis of intangible assets for tax purposes
               in excess of basis for financial reporting                                54,000               -
                                                                                  -------------      ----------
               Total gross deferred tax assets                                        1,201,000          871,000
               Less valuation allowance                                                     -                -
                                                                                  -------------      -----------
                    Net deferred tax assets                                           1,201,000          871,000
                                                                                  -------------      -----------
           Deferred tax liabilities:

               Fixed assets, due to depreciation differences                           (441,000)        (277,000)
               Basis of intangible assets for financial reporting
                   purposes in excess of tax basis                                          -           (42,000)
           Deferred loan costs deducted for tax purposes
               as incurred                                                             (260,000)              -
           Deferred loan fees recognized under the principal
               reduction method for tax purposes                                       (259,000)              -
           Unrealized gain on securities available for sale                            (104,161)        (398,382)
               Other                                                                    (20,000)         (22,000)
                                                                                  -------------      -----------
                    Total gross deferred tax liabilities                             (1,084,161)        (739,382)
                                                                                  -------------      -----------

                    Net deferred tax asset                                      $       116,839          131,618
                                                                                  =============      ===========


       A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on securities available for sale. A current period deferred tax benefit related to the change in unrealized gain on securities available for sale of $294,221 has been recorded directly to shareholders equity. The rest of the change in the deferred tax asset results from the current period deferred tax expense of $309,000.

       No valuation allowance for deferred tax assets has been established at either December 31, 1996 or 1995. Because of taxes paid in carry back periods, as well as estimates of future taxable income, it is management's belief that realization of the net deferred tax asset is more likely than not.

       Tax returns for 1993 and subsequent years are subject to examination by the taxing authorities.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(11)   Employee Benefit Plans

       (a) The Bank has a noncontributory defined benefit pension plan which covers all full-time employees who have at least twelve months continuous service and have attained age 21. The plan is designed to produce a designated retirement benefit, and benefits are fully vested at five years or more of service. No vesting occurs with less than five years of service. The plan is administered by the Bank's Trust Department.

            Contributions to the plan are made as required by the Employee Retirement Income Security Act of 1974.

            The following table details the funded status of the plan, the amounts recognized in the Company's consolidated financial statements, the components of pension expense, and the major assumptions used in determining these amounts for the years ended December 31:

                                                                      1996            1995             1994
                                                                      ----            ----             ----
            Actuarial present value of benefit obligations:

                Vested benefits                                $     2,227,649        1,889,979       1,375,849
                Non-vested benefits                                     72,968           55,205         281,497
                                                                 -------------     ------------    ------------

                    Accumulated benefit obligations            $     2,300,617        1,945,184       1,657,346
                                                                 =============     ============    ============

            Projected benefit obligations for services
                rendered to date                                     3,166,370        2,774,204       2,425,421
            Plan assets at fair value, primarily listed
                stocks and U.S. government securities                3,903,557        3,412,938       2,650,722
                                                                 -------------     ------------    ------------


                                                                      1996            1995             1994
                                                                      ----            ----             ----

            Excess of assets over projected
                benefit obligations                            $       737,187          638,734         225,301
            Unrecognized prior service cost                             86,105           94,652         103,199
            Unrecognized net loss (gain) from past
                experience different from that assumed                  23,819          (65,572)         86,723
            Unrecognized net asset being amortized
                over the average remaining service
                period of covered employees                           (155,125)        (180,980)       (206,835)
                                                                 -------------     ------------    ------------

                    Prepaid pension cost
                         included in other assets              $       691,986          486,834         208,388
                                                                 =============     ============    ============

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(11)   Employee Benefit Plans, Continued


            Components of pension expense:

                Service cost                                    $      204,835          185,646         167,145
                Interest cost                                          220,620          192,883         168,447
                Return on plan assets                                 (285,641)        (228,426)       (195,479)
                Net amortization and deferral                          (17,308)         (17,308)        (17,308)
                                                                 -------------     ------------    ------------

                Pension expense                                $       122,506          132,795         122,805
                                                                 =============     ============    ============
            Major assumptions at year end:

                Discount rate                                               8%               8%              8%
                Rate of increase in compensation levels                     5%               5%              5%
                Expected long-term rate of return on
                    plan assets                                             8%               8%              8%


       (b) The Company has an Employee Stock Ownership Plan (ESOP) established by its Board of Directors. The ESOP covers the same employees and has the same vesting schedule as the pension plan. Based on profits, the Company contributes annually to a trust created to acquire shares of the Company's common stock for the exclusive benefit of the participants. During 1996, 1995 and 1994, the Company contributed to the ESOP common stock, which had been previously repurchased as treasury stock, and accounted for these transactions in accordance with Statement of Position 93-6. The Company recorded compensation expense equal to the fair value of the shares contributed. The charges to income for contributions to the ESOP for the years ended December 31, are as follows:

                                                    1996       1995    1994
                                                    ----       ----    ----
            Repurchase of treasury stock
                for ESOP                        $    206,699  165,585   122,130
            Investment income received by ESOP       (19,900) (29,467)  (28,189)
                                                  ---------- -------- ---------
            Contributions to ESOP               $    186,799  136,118    93,941
                                                  ========== ======== =========

            At December 31, 1996, there were 266,069 allocated shares in the plan. The fair value of unearned (non-vested) ESOP shares at December 31, 1996 amounted to $164,332.

            Pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, the stock in the ESOP Plan has a put and a call feature if the stock is not "readily tradable on an established market." This term was clarified in 1995 as a result of a private letter ruling, to mean publicly listed on a national securities exchange. Since the Company's stock is not listed on a national securities exchange, the shares in the ESOP Plan are subject to the put/call feature. Accordingly, 284,007 shares of ESOP stock are now recorded outside shareholders' equity at their fair value, which is

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(11)   Employee Benefit Plans, Continued

            determined by an independent valuation. Of the 284,007 shares, 17,938 shares were distributed during 1996, but are subject to the put/call until June 29, 1997. The Company's Board of Directors has voted to terminate the ESOP effective February 28, 1997. The shares distributed in 1997 due to the termination of the ESOP will be subject to the put/call until June 29, 1998.

       (c) In 1987, the Company adopted a plan (Stock Option Plan) pursuant to which the Company's Board of Directors may grant incentive stock options and nonqualified stock options to officers and key employees of the Company. The Stock Option Plan authorizes grants of options to purchase up to 144,000 shares of authorized but unissued common stock. The Stock Option Plan expires in 1997.

             Stock options are granted at 100% of the fair value at the date of grant. Because the Company's stock is not traded on an established market, the fair value is determined by an annual independent actuarial valuation. All stock options have ten year terms and vest in increments over five years from the date of grant.

             At December 31, 1996 and 1995 there were 17,400 and 20,400 remaining shares, respectively, available for grant under the Stock Option Plan. Stock option activity is summarized below:

                                                                Weighted-Average
                                                 Stock Options   Exercise Price

             ------------------------------------------------------------------
             Outstanding at December 31, 1993     104,400             $5.43
             Granted                                9,000              9.05
             Forfeited                             (2,400)             4.50
             Exercised                            (12,600)             4.50
             --------------------------------------------------------------
             Outstanding at December 31, 1994      98,400              5.90
             --------------------------------------------------------------
             Granted                                9,000              9.69
             Exercised                             (2,100)             5.93
             --------------------------------------------------------------
             Outstanding at December 31, 1995     105,300              6.22
             --------------------------------------------------------------
             Granted                                3,000             11.67
             Exercised                               (300)             7.84
             --------------------------------------------------------------
             Outstanding at December 31, 1996     108,000             $6.37
             ==============================================================

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(11)   Employee Benefit Plans, Continued

            The following table summarizes information about stock options outstanding at December 31, 1996:


                                                   Options Outstanding                     Options Exercisable
             ----------------------------------------------------------------------------------------------------
                                                        Weighted-
                                                          Average         Weighted                       Weighted
                                      Number             Remaining        Average           Number        Average
             Range of               Outstanding         Contractual       Exercise        Exercisable    Exercise
             Exercise Prices        at 12/31/96            Life             Price         at 12/31/96      Price
             ----------------------------------------------------------------------------------------------------
             $4.50 - 5.50             63,000             1.14 years        $4.64             63,000         $4.64
             $7.84 - 8.25             24,000             5.38 years         8.00             22,200          7.98
             $9.05 - 9.69             18,000             7.50 years         9.37              9,000          9.31
             $11.67                    3,000            10.00 years        11.67                600         11.67
             ----------------------------------------------------------------------------------------------------
             Total                   108,000             3.39 years        $6.37             94,800         $5.91
             ====================================================================================================


             The Company follows the provisions of Accounting Principles Board
             (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires compensation expense for options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Accordingly, the Company has not recognized compensation expense for its options granted in 1996, 1995 and 1994.

             In 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. In management's opinion, the existing stock option valuation models do not necessarily provide a reliable single measure of stock option fair value. Therefore, as permitted, the Company will continue to apply the existing accounting rules under APB No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied.

             The per-share weighted average fair values of stock options granted in 1996 and 1995 were $4.12 and $3.95, respectively. The fair values were estimated as of the respective grant dates using the Black-Scholes option pricing model. Input variables used in the model included weighted-average risk free interest rates of 6.16% and 7.74%, respectively; expected dividend yields of 1.48% and 1.50%, respectively; and expected volatility factors of 15.60% and 13.42%, respectively; and estimated option lives of 10 years. The pro forma impact on income assumes no options will be forfeited. Had compensation expense for the Company's Stock Option Plan been determined based on the fair value grant date for awards granted in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(11)   Employee Benefit Plans, Continued

             have been reduced by less than 0.3% and 1%, respectively. The pro forma effects may not be representative of the effects on reported net income for future years as most of the Company's employee stock option grants vest in cumulative increments over a period of five years.

(12)   Related Party Transactions

       Certain of the Company's directors and executive officers are also customers of the Bank who, including their related interests, were indebted to the Bank in the approximate amounts of $2,857,573 and $2,969,021 at December 31, 1996 and 1995, respectively. From January 1 through December 31, 1996, these directors and executive officers and their related interests borrowed $477,491 and repaid $588,939. In the opinion of management, these loans do not involve more than the normal risk of collectibility and do not present other unfavorable features.

(13)   Commitments and Contingencies

       On December 31, 1996, the Bank was obligated under a number of noncancelable operating leases on certain property and equipment that have initial terms of more than one year. The minimum scheduled payments under these leases are as follows:

              1997                                          $       351,647
              1998                                                  286,272
              1999                                                  198,389
              2000                                                  113,266
              2001                                                   88,713
              Subsequent years                                      659,101
                                                                -------------
                                                            $     1,697,388

       Rental expense was $398,442, $335,870 and $309,839 for the years ended December 31, 1996, 1995, and 1994, respectively.

       In the normal course of business, the Company and subsidiary are periodically involved in legal proceedings. In the opinion of the Company's management none of these proceedings is likely to have a materially adverse effect on the accompanying consolidated financial statements.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(14)   Disclosures Regarding Fair Value of Financial Instruments

       SFAS No. 107, Disclosure About Fair Value of Financial Instruments (Statement 107), requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, prepayments, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may or may not be realized in an immediate sale of the instrument.

       Under Statement 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of the assets and liabilities that are not financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

       The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments:

       (a)  Cash and Due From Banks

       The carrying value approximates fair value.

       (b)  Investment Securities Held to Maturity and Available For Sale

       The fair value of investment securities are derived from quoted market prices.

       (c)  Loans Held for Sale

            The fair value of loans held for sale is based on prices in outstanding commitments to sell these loans.

       (d)  Loans

            The current value of variable-rate consumer and commercial loans or consumer and commercial loans with remaining maturities of three months or less approximates fair value. The fair value of fixed-rate consumer and commercial loans with maturities greater than three months are valued using a discounted cash flow analysis and assumes the rate being offered on these types of loans by the Company at December 31, 1996, approximates market.

            For credit cards and lines of credit the carrying value approximates fair value. No value has been placed on the underlying credit card relationship rights.

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(14)   Disclosures Regarding Fair Value of Financial Instruments, Continued

            Unused loan commitments are at adjustable rates which fluctuate with the prime rate or are funded within ninety days. Current amounts are considered to be their fair value.

       (e)  Deposits

            Under Statement 107, the estimated fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows, by applying interest rates currently being offered on the deposit products. Under Statement 107, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposits liabilities as compared to the cost of alternative forms of funding.

       (f) Securities Sold Under Agreements to Repurchase, Commercial Paper, Federal Funds Sold and Federal Funds Purchased

            The carrying amount approximates fair value due to the short-term nature of these instruments.

       (g)  Other Assets and Other Liabilities

            The carrying amount approximates fair value because of the short-term nature of these instruments.

       The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                     1996                             1995

                                                      -------------------------------   ------------------------------
                                                          Carrying          Estimated       Carrying      Estimated
                                                           Amount          Fair Value        Amount      Fair Value
                                                      ---------------   -------------   -------------    -------------
           Cash and due from banks                   $     28,372,885      28,372,885      22,921,841       22,921,841
                                                       ==============   =============   =============    =============
           Federal funds sold                        $      1,950,892       1,950,892       2,096,752        2,096,752
                                                       ==============   =============   =============    =============
           Investment securities held to maturity    $     66,207,445      66,770,040      43,788,656       44,548,986
                                                       ==============   =============   =============    =============
           Investment securities available for sale  $     16,240,314      16,240,314      39,615,105       39,615,105
                                                       ==============   =============   =============    =============
           Loans held for sale                       $      4,075,096       4,079,914              -                -
                                                       ==============   =============   =============    ============
           Loans:
               Commercial mortgage                    $   103,908,185     103,764,662      84,866,752       84,784,817
               Commercial other                            75,271,142      75,039,084      62,130,268       62,081,093
               Real estate - mortgage                      14,901,723      14,901,328              -                -
               Installment mortgage                        73,928,336      73,720,193      43,850,945       43,752,706
               Installment other                           64,976,900      64,625,260      64,338,694       64,210,076
                                                       --------------   -------------   -------------    -------------
                                                     $    332,986,286     332,050,527     255,186,659      254,828,692
                                                       ==============   =============   =============    =============
           Deposits                                  $    412,386,378     412,595,419     329,659,483      330,450,035
                                                       ==============   =============   =============    =============

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(14)   Disclosures Regarding Fair Value of Financial Instruments, Continued


           Borrowings:
               Securities sold under agreements
                  to repurchase                      $     11,636,150      11,636,150       7,545,710        7,545,710
               Commercial paper                             7,434,502       7,434,502       6,186,855        6,186,855
               Federal funds purchased                      3,000,000       3,000,000       2,900,000        2,900,000
                                                       --------------   -------------   -------------    -------------
                                                     $     22,070,652      22,070,652      16,632,565       16,632,565
                                                       ==============   =============   =============    =============

(15)   Palmetto Bancshares, Inc. (Parent Company)

       The Parent Company's principal source of income is dividends from the Bank. Certain regulatory requirements restrict the amount of dividends which the Bank can pay to the Parent Company. At December 31, 1996, the Bank had available retained earnings of approximately $3,055,000 for payment of dividends.

       The Parent Company's principal asset is its investment in its bank subsidiary. The Parent Company's condensed statements of financial condition data as of December 31, 1996 and 1995, and the related condensed statements of operations data and cash flow data for the three-year period ended December 31, 1996 are as follows:

                                              Financial Condition Data

                    Assets                              1996              1995
                    ------                              ----              ----

Cash                                                   $   239,082       170,230
Due from subsidiary                                      7,667,787     6,420,139
Investment in wholly-owned bank subsidiary              29,954,909    26,433,592
Goodwill                                                 1,010,260     1,071,575
                                                       -----------   -----------
         Total assets                                  $38,872,038    34,095,536
                                                       ===========   ===========

       Liabilities and Shareholders' Equity

Commercial paper                                       $ 7,434,502     6,186,855
                                                       -----------   -----------

         Total liabilities                               7,434,502     6,186,855
                                                       -----------   -----------

ESOP stock subject to put/call                           3,313,474     2,770,528

Shareholders' equity                                    28,124,062    25,138,153
                                                       -----------    ----------
     Total liabilities and shareholders' equity        $38,872,038    34,095,536
                                                       ===========    ==========
                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(15)   Palmetto Bancshares, Inc. (Parent Company), Continued


                                                   Operations Data

                                                               1996              1995              1994
                                                               ----              ----              ----
           Interest income from commercial
                paper                                    $       313,092          340,712            171,935
           Dividends received from Bank                          841,736        1,260,445          1,041,484
           Equity in undistributed earnings
                of subsidiary                                  3,991,306        2,435,006          1,837,684
           Net operating expenses                               (393,126)        (434,166)          (291,317)
                                                           -------------   --------------     --------------
           Net income                                    $     4,753,008        3,601,997          2,759,786
                                                           =============   ==============     ==============


                                                   Cash Flow Data

                                                                1996              1995               1994
                                                                ----              ----               ----

           Cash flows from operating activities:

                Net income                                    $ 4,753,008        3,601,997          2,759,786
                Decrease (increase) in due from
                    subsidiary                                 (1,247,647)         727,145         (1,723,000)
                Earnings retained by
                    wholly-owned subsidiary                    (3,991,306)      (2,435,006)        (1,837,683)
                Amortization of goodwill                           61,315           61,315             61,315
                                                            -------------    -------------     --------------
                    Net cash (used) provided by
                             operating activities                (424,630)       1,955,451           (739,582)
                                                            -------------    -------------     --------------

           Cash flows from financing activities:

                Net change in commercial paper                  1,247,647         (727,145)         1,723,000
                Proceeds from issuance of
                    common stock                                    2,352           12,450             24,300
                Purchase of treasury stock                       (121,480)        (230,256)          (176,700)
                Sale of treasury stock                            206,699          165,585            122,130
                Payments on note payable to a
                    bank                                                -         (478,959)          (302,500)
                Dividends paid                                   (841,736)        (652,189)          (529,784)

                         Net cash (used) provided by
                             financing activities                 493,482       (1,910,514)           860,446
                                                            -------------    -------------     --------------
           Net increase in cash                                    68,852           44,937            120,864
           Cash at beginning of year                              170,230          125,293              4,429
                                                            -------------    -------------     --------------
           Cash at end of year                            $       239,082          170,230            125,293
                                                            =============    =============     ==============

                                                                     (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(16)   Regulatory Capital Requirements

       The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to total assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

       At December 31, 1996 the Company and the Bank were each categorized as "adequately capitalized," under the regulatory framework for prompt corrective action. At December 31, 1995 the Company and the Bank were each categorized as "well capitalized." To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no current conditions or events that management believes would change the Company's or the Bank's category.

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                  For Capital               Prompt Corrective
                                         Actual                Adequacy Purposes            Action Provisions
                                    Amount       Ratio     Amount          Ratio        Amount            Ratio
                                   -----------------------------------------------------------------------------
       As of December 31, 1996:

        TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $30,617,509   9.11%     $26,895,440     8.00%       $33,619,300       10.00%
             Bank                   $30,145,141   8.97%     $26,895,440     8.00%       $33,619,300       10.00%

        TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $26,415,096   7.86%     $13,447,720     4.00%       $20,171,580       6.00%
             Bank                   $25,942,728   7.72%     $13,447,720     4.00%       $20,171,580       6.00%

        TIER 1 CAPITAL TO TOTAL ASSETS:

             Company                $26,415,096   5.60%     $18,864,720     4.00%       $23,580,900       5.00%
             Bank                   $25,942,728   5.50%     $18,864,720     4.00%       $23,580,900       5.00%


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY


                           QUARTERLY COMMON STOCK DATA

       Set forth below is information concerning high and low sales prices by quarter for each of the last two fiscal years and dividend information for the last two fiscal years. The Company's common stock is not traded on any established public trading market. The Company acts as its own transfer agent, and the information concerning sales prices set forth below is derived from the Company's stock transfer records. The information below has been retroactively restated for the three-for-one stock split in 1996. As of February 3, 1997, the Company had 543 shareholders with 3,032,841 shares outstanding.

                                              SALES PRICES BY QUARTER

       Fiscal Year 1996                       HIGH               LOW
       ----------------                       ----------------------
       First Quarter                         $15.00             $13.33
       Second Quarter                        $13.33             $13.33
       Third Quarter                         $14.33             $13.33
       Fourth Quarter                        $20.00             $16.00

       Fiscal Year 1995

       First Quarter                         $12.66             $10.66
       Second Quarter                              - NO TRADES  -
       Third Quarter                         $13.33             $13.00
       Fourth Quarter                        $13.33             $13.00


                                              DIVIDENDS PAID PER SHARE

       Fiscal Year 1996                             Fiscal Year 1995
       ----------------                             ----------------
       March 28         $.067                       March 30          $.05
       June 28          $.067                       June 30           $.05
       September 27     $.067                       September 30      $.05
       December 27       $.08                       December 29       $.067