Form 10-K, Exhibit 13
period 1997-12-31
PALMETTO BANCSHARES INC
filed 1998-03-23
CIK 706874

FIVE-YEAR FINANCIAL SUMMARY
Dollars in thousands, except per share data

                                                                             Years ended December 31
                                                     1997           1996            1995            1994          1993
For the Year
Total interest income                                 $   37,077        32,191        26,268        21,293         19,53
Total interest expense                                    15,841        13,810        10,842         7,208         6,666
Net interest income                                       21,236        18,381        15,426        14,085        12,866
Provision for loan losses                                  1,331         1,450         1,140           819         1,172
Total non-interest income                                  5,520         5,018         4,192         4,029         3,905
Total non-interest expense                                17,085        15,544        13,630        13,625        12,179
Income before income taxes                                 8,340         6,405         4,848         3,670         3,421
Provision for income taxes                                 2,415         1,652         1,246           910           833
Net income                                                 5,925         4,753         3,602         2,760         2,532


Per Common Share
Net income before cumulative effect
     of change in accounting method                         1.97          1.54          1.20          0.92          0.86
Cumulative effect of change in
     accounting for income taxes                               -             -             -             -          0.02
Net income per share-basic, not subject to put/call         1.97          1.54          1.20          0.92          0.84
Net income per share-dilutive,
    not subject to put/call (1)                             1.93          1.51          1.18          0.91          0.83
Cash dividends declared                                     0.38          0.28          0.22          0.18          0.16
Book value at year end (2)                                 11.99         10.45          9.27          8.07          7.38
Average common shares outstanding (2)                  3,054,877     3,007,661     3,010,320     3,000,690     3,019,437


At Year End
Total assets                                             513,207       468,377       376,241       312,143       286,267
Investment securities                                     97,731        82,447        83,404        63,909        65,887
Loans                                                    367,963
                                                                       332,986       255,187       215,408       191,491
Total deposits                                           449,390       412,386
                                                                                     329,659       274,527       249,976
Total shareholders' equity (3)                            36,616        31,438        27,909        24,213        22,287
Total shareholders' equity                                32,832        28,124        25,138
                                                                                                    24,213        22,287
Common shares outstanding                              3,089,552     3,023,841     3,014,940     3,013,452     3,011,652
Full-time equivalent employees                               281           257           219           210           205


Average Balances
Assets                                                   493,737       430,718       342,374       304,883       270,401
Investment securities                                     97,136        86,655        73,395        67,364        61,063
Loans                                                    350,493
                                                                       301,839       230,908       204,959       180,880
Deposits                                                 432,031       373,244       294,608       264,785       239,237
Total shareholders' equity (3)                            33,858        29,131        26,142        22,868        21,208


Key Ratios (2)
Return on average assets                                    1.20%         1.10%         1.05%         0.91%         0.91%
Return on average equity                                   17.50%        16.32%        13.78%        12.07%        11.94%
Primary capital to assets at year end                       8.06%         7.65%         8.33%         8.64%         8.38%
Net interest margin (tax equivalent)                        4.83%         4.88%         5.23%         5.33%         5.31%
Allowance for loan losses to total loans                    1.40%         1.42%         1.45%         1.40%         1.25%
Nonperforming assets to total assets                        0.25%         0.24%         0.20%         0.20%         0.19%
Net charge-offs to average loans                            0.26%         0.14%         0.19%         0.10%         0.47%

(1) Dilutive securities included in this calculation are unexercised stock options.
(2) These numbers are calculated using balances and shares of total common stock outstanding excluding reclassification of ESOP stock for $3,784, $3,314 and $2,771 at December 31, 1997, 1996 and 1995, respectively.
(3) Excluding reclassification of ESOP stock for $3,784, $3,314 and $2,771 at December 31, 1997, 1996 and 1995 respectively.