Form 10-K, Exhibit 13
period 1997-12-31
PALMETTO BANCSHARES INC
filed 1998-03-23
CIK 706874

Synergy

the interaction of elements that when combined produce a total effect that is greater than the sum of the individual elements, contributions, etc.

      [Picture of people in an office gathered around a desk appears here]

                The whole is greater than the sum of its parts.


                 [PALMETTO BANCSHARES, INC. LOGO APPEARS HERE]

           Palmetto Bancshares, Inc. 1997 Supplemental Annual Report

                              [THIS PAGE IS BLANK]

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                        December 31, 1997, 1996 and 1995
                  (Dollars in Thousands, except per share data)

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

General

The Company has undertaken a study to determine the remedial action necessary to deal with the year 2000 issue with respect to its computer and business systems. While most view the project as a data processing or computer concern, every department and function of the Company is affected and must be included in the Company's analysis and compliance process. The significance of the risks for noncompliance are great and include business, legal and personal risks to the Company. The process of assessing the problem has been completed. The testing phase will begin during second quarter 1998 and continue until all systems are tested by the Company in the Company's environment. All testing is scheduled to be completed by December 31, 1998. The Company will not rely on assurances from vendors. Implementation of renovated systems will begin when testing has been completed on each system. All systems and functions will be implemented and compliant by December 31, 1999. Year 2000 project progress will be reported to the Board of Directors at least quarterly until complete. The cost to resolve this problem is not expected to be material.

On July 22, 1997, the Bank announced that Richard R. (Randy) Hilton had been named Senior Vice President and Chief Credit Officer.

In response to the Bank's commitment to quality customer service, the Medical Savings Account (MSA) was introduced in early September for the Bank's small business customers. The MSA is a product which provides a tax-sheltered savings account for medical expenses for customers who have high deductible health insurance and are either self-employed or are employed by a small business. Also in September, the Bank enhanced the capabilities of its 24-Hour Account Information Line through a new voice response system. This system offers many new features including more detailed account information and statement retrieval via fax, as well as an increased number of phone lines due to customer demand. In October, the Bank introduced its Super Money Market Account. This new money market account offers an annual percentage yield higher than the Bank's Premium Money Market Account when a customer maintains a $25 thousand minimum balance.

In September, the board of directors for Palmetto Bancshares, Inc., approved three new additions to the board. Ann B. Smith, Director of Annual Giving for Clemson University, Edward K. (Keith)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Snead, President of Snead Builders Supply in Greenwood, and William S. (Bill) Moore, currently an investor and former President of Reeves Brothers, Inc., in Spartanburg, began their terms. Each of these directors has served in an advisory capacity on local boards for the Bank in their respective communities for several years. They will serve as directors until the next annual meeting of shareholders, when they will be submitted as nominees for full terms as directors.

On November 20, the Bank announced it was assuming the deposits of Greenwood Bank & Trust's Ninety-Six office. This assumption of about $4.5 million increases the Bank's presence in this market. Also, in December, the Bank announced it will be opening two new branches in Greenville County in the spring of 1998. These branches are located in Mauldin and on Woodruff Road in Greenville. These openings bring the Bank's total number of branches to 26.

The Company's assets grew $44,830, or 10%, total loans grew $34,977, or 11%, and deposits grew $37,004, or 9% in 1997 as a result of growth in all geographic markets. In 1996, total assets grew $92,100, or 24%, total loans grew $77,800, or 30%, and deposits grew $82,700, or 25%.


                              Results of Operations
               Three Years Ended December 31, 1997, 1996 and 1995

Net income for 1997 was $5,925, an increase of 25% from the $4,753 reported in 1996. Net income in 1996 increased 32% from the $3,602 reported in 1995. Net income per common share-basic, not subject to put/call was $1.97 in 1997, compared with $1.54 in 1996, and $1.20 in 1995. Return on average assets before effect of the ESOP adjustment (discussed on pages 11-12) was 1.20% in 1997 compared with 1.10% in 1996 and 1.05% in 1995.


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

In 1997, net interest income was $21,236, which represented a 16% increase over the $18,381 earned in 1996. This increase is due to increases in the volume of earning assets offset by a decline in the net interest margin. In 1996, net interest income increased $2,955 or 19%, over the $15,400 earned in 1995.

During 1997, the average tax equivalent yield on all interest-earning assets was 8.32%, down from 8.42% and 8.75% in 1996 and 1995, respectively. The prime interest rate remained constant at 8.5% for most of 1997, compared to an average prime rate of 8.25% and 8.83% for 1996 and 1995, respectively. The Bank's average effective rate paid on all interest-bearing liabilities increased in

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

1997 to 4.06%, from 4.05 and 4.01% in 1996 and 1995, respectively. The Bank's net tax equivalent yield on interest-earning assets (net interest margin) was 4.83%, 4.88% and 5.23% in 1997, 1996 and 1995, respectively. The consistency of the net interest margin can be attributed to the Company's competitive market. The Company expects the competitive deposit rate environment to continue.

Interest and fees on loans increased $4,016 from 1996 to 1997, and increased $5,400 from 1995 to 1996 due to loan growth of 11% and 30% in 1997 and 1996, respectively. Interest on investment securities increased $616 or 12% from 1996 to 1997 due to an 19% growth in securities. Interest on investment securities increased $781, or 17%, from 1995 to 1996 due primarily to increased average balances. Interest income on federal funds sold increased $198 or 213% due to higher average balances. This compares to a decrease of $287, or 75%, from 1995 to 1996 due to lower average balances invested.

Total interest expense increased 15% or $2,031 from 1996 to 1997 and 27% or $2,968 from 1995 to 1996. The largest component of total interest expense is interest expense on deposits, which increased $2,092 or 16% from 1996 to 1997 due to a 9% growth in deposits. Interest expense on deposits increased $2,737 or 27% from 1995 to 1996 due to a 25% growth in deposits. This growth in deposits is largely attributable to the acquisition of the First Union branches in the second quarter of 1996. The average rate paid on deposits was 3.43%, 3.41% and 3.39% in 1997, 1996 and 1995, respectively.

Interest on securities sold under agreements to repurchase increased $99, or 22% from 1996 to 1997 due to an increase in the average rate paid from 3.84% to 4.01%. This compares to an decrease of $42, or 8% from 1995 to 1996 due to a decrease in the average rate paid from 4.31% to 3.84%. Interest on commercial paper increased $68, or 22%, from 1996 to 1997 due to a increase in the average rate paid from 3.88% to 4.06%. This compares to an decrease of $28, or 8%, from 1995 to 1996 due to a decrease in the average rate paid from 4.28% to 3.88%.


Asset and Liability Management

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its inherent rate risk exposure. Although the Company manages other risks, as in credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company's financial condition and results of operations. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

The Company's profitability is affected by fluctuations in interest rates. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY the extent that the interest rates on interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools.

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

Interest sensitivity management is part of the asset-liability management process. Interest sensitivity gap (GAP) is the difference between total rate sensitive assets and rate sensitive liabilities in a given time period. The Company's rate sensitive assets are those repricing within one year and those maturing within one year. Rate sensitive liabilities include insured money market accounts, savings accounts, interest-bearing transaction accounts, time deposits and borrowings. The profitability of the Company is influenced significantly by management's ability to manage the relationship between rate sensitive assets and liabilities. At December 31, 1997, approximately 26% of the Company's earning assets could be repriced within one year compared to approximately 95% of its interest-bearing liabilities. This compares to 28% and 93%, respectively, in 1996 and 27% and 95%, respectively, in 1995.

The Company's current GAP analysis reflects that in periods of increasing interest rates, rate sensitive assets will reprice slower than rate sensitive liabilities. The Company's GAP analysis also shows that at the interest repricing of one year, the Company's net interest margin would be adversely impacted. This analysis, however, does not take into account the dynamics of the marketplace. GAP is a static measurement that assumes if the prime rate increases by 100 basis points, all assets and liabilities that are due to reprice will increase by 100 basis points at the next opportunity. However, the Company is actually able to experience a benefit from rising rates in the short term because deposit rates do not follow the national money market. They are controlled by the local market. Loans do follow the money market; so when rates increase they reprice immediately, but the Company is able to manage the deposit side. The Company generally does not raise deposit rates as fast or as much. The Company also has the ability to manage its funding costs by choosing alternative sources of funds.

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

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Because the Company's management feels that GAP analysis is a static measurement, it manages its interest income through its asset/liability strategies which focus on a net interest income model based on management's projections. The Company has a targeted net interest income range of plus or minus twenty percent based on a 300 basis point shock over twelve months. At December 31, 1997, this model shows that if interest rates rose by 300 basis points over the next twelve months, net interest margin would be adversely affected by approximately 11%. The asset/liability committee meets weekly to address interest pricing issues, and this model is reviewed monthly. Management will continue to monitor its liability sensitive position in times of higher interest rates which might adversely affect its net interest margin.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company could undertake in response to changes in interest rates.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market risk sensitive instruments are generally defined as on- and off-balance sheet derivatives and other financial instruments.

                                                  Expected Maturity/Principal Repayments at December 31,

                             Average                                                         There-                Fair
                              Rate          1998      1999        2000      2001     2002    after    Balance     Value
-------------------------------------------------------------------------------------------------------------------------
                                            (dollar amounts in thousands)
Interest-sensitive assets:
   Federal funds sold         5.32%           388       --       --        --       --        --          388         388
   Loans receivable            8.5        115,669     50,292     39,420   61,938    48,308   52,336   367,963     365,858
   Mortgage-backed
     securities               6.39          3,743      6,361      5,153    4,997     5,317      590    26,161      26,114
   Other investment
     securities               7.41          2,477      4,768      8,202   10,736     9,839   35,233    71,255      73,189
   FHLB stock                 7.32           --         --         --        --       --      1,452     1,452       1,452

Interest-sensitive liabilities:
   Interest-bearing
     checking                 2.13        139,774       --         --        --       --        --    139,774     139,774
   Savings deposits           2.45         26,639       --         --        --       --        --     26,639      26,639
   Time deposits              5.43        193,819     11,275      4,748    2,373       155       12   212,382     212,933
   Borrowings                 4.16         25,013       --         --        --       --        --     25,013      25,013

Off-balance sheet items:
   Commitments to
     extend credit          *                --         --         --        --       --     68,632    68,632      68,632
   Unused lines of
     credit                   9.27           --         --         --        --       --     12,005    12,005      12,005

* There is no way to determine the rates on the commitments because they have not been set yet. The rates vary according to prime.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Expected maturities are contractual maturities adjusted for prepayments of principal when possible. The Company uses certain assumptions to estimate fair values and expected maturities. For loans, the Company has used contractual maturities due to the fact that the Company has no historical information on prepayment speeds. Since most of these loans are consumer and commercial loans, and since the Company's customer base is community-based, the Company feels its prepayment rates are insignificant. For mortgage-backed securities, expected maturities are based upon contractual maturity, projected repayments and prepayment of principal. The prepayment experience herein is based on industry averages as provided by the Company's investment trustee. Interest-bearing liabilities are included in the period in which the balances are expected to be withdrawn as a result of contractual maturities. For accounts with no stated maturities, the balances are included in the one year category.


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

The provision for loan losses was $1,331, $1,450 and $1,140, respectively, for the years ended December 31, 1997, 1996, and 1995. The provision in 1997 reflects replenishing the allowance for loan losses to cover net charge-offs of $908, plus providing for the 11% increase in total loans outstanding. The allowance for loan losses totaled $5,152, $4,729 and $3,700 at December 31, 1997, 1996 and 1995, respectively. The level of the allowance for loan losses to total loans outstanding is 1.40% at December 31, 1997. This compares to 1.42% and 1.45% as of December 31, 1996 and 1995, respectively. Net charge-offs to average loans are 0.26% for 1997 as compared to 0.14% for 1996 and 0.20% for 1995. Non-performing loans for 1997, 1996 and 1995 were approximately $1,240 or 0.34% (of total loans), $1,113 or 0.33% and $799 or 0.31%, respectively. The majority of these non-performing loans are smaller-balance homogeneous consumer loans.


Non-Interest Income

Non-interest income for 1997 increased by $502 or 10% over 1996, as compared to an increase in 1996 of $826 or 20% over 1995. These increases generally resulted from increased service charges on deposit accounts as a result of increases in the volume of deposit relationships. Management

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY views deposit fee income as a critical influence on profitability. Periodic monitoring of competitive fee schedules and examination of alternative opportunities insure that the Company realizes the maximum contribution to profits from this area.

 A significant contributor to non-interest income is fees for trust services, which continued to increase in 1997 to $986 from $861 in 1996 and $773 in 1995. Fees for trust services increased as a result of the generation of new trust business and additional assets under management. The trust department had assets under management of $152,968, $122,667 and $107,000 at December 31, 1997, 1996
and 1995, respectively.

There were $40 and $21 of gains from sales of investment securities during 1997 and 1996, respectively. These gains were in response to the market rebound in the current year. There were $93 of losses from sales of investment securities realized during 1995. These securities were sold in response to rising interest rates and declining market value.


Non-Interest Expenses

Non-interest expenses totaled $17,085 in 1997 as compared to $15,544 in 1996 and $13,630 in 1995. This represented a 10% increase from 1996 to 1997, and a 14% increase from 1995 to 1996. The overall increases during the year were due to growth in all geographic markets, which is evidenced by the growth in deposits of 9% from 1996 to 1997 and 25% from 1995 to 1996. Salaries and other personnel expense, which comprised 50% of total non-interest expenses for 1997, were up $932 or 12% over 1996. During 1996 and 1995, salaries and other personnel expenses accounted for 48% and 54%, of total other operating expenses, respectively.

Combined net occupancy and furniture and equipment expenses increased $179, or 6% from 1996 to 1997, as compared to an increase of $690, or 30%, in 1996. The increase in 1997 is due to normal growth and activity. The increase in 1996 was due primarily to the increased depreciation and rental expense associated with the addition of new branches and the renovation of the Corporate Center to include the corporate offices and the Telephone Banking Center.


Income Taxes

Income tax expense totaled $2,415 in 1997 as compared to $1,652 in 1996 and $1,246 in 1995. The changes in income tax expense for all three years were due to changes in taxable income for each respective year.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Liquidity

The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. The Company's policy is to maintain a liquidity ratio between 15% - 25%. At December 31, 1997, the Company's liquidity ratio was approximately 19%.

The Company's liquidity position is dependent upon its debt servicing needs and dividends declared. The Company had no outstanding debt at December 31, 1997 and 1996, respectively.

During 1991 the Company began selling commercial paper as a alternative investment tool for its commercial customers (Master note program). The commercial paper is issued only in conjunction with the automated sweep account customer agreement on deposits at the Bank level. At December 31, 1997, the Company had $11,289 in commercial paper with a weighted average rate of 3.69%, as compared to $7,435 in 1996 with a weighted average of 4.69% and $6,187 in 1995 with a weighted average rate of 3.30%.

The Parent Company has approximately $8 million in commercial paper backup lines of credit from correspondent banks to use as additional sources of short-term liquidity. The interest rates on these lines fluctuate with the prime rate and are payable on demand. At December 31, 1997, there were no balances drawn on these lines of credit.

The Parent Company's liquidity needs are met through the payment of dividends from the Bank. At December 31, 1997 the Bank had available retained earnings of $4,576 for payment of dividends.

The Bank's liquidity is affected by its ability to attract deposits, the maturity of its loan portfolio, the flexibility of its investment securities, lines of credit from correspondent banks, and current earnings. Sufficient liquidity must be available to meet continuing loan demand and deposit withdrawal requirements. Competition for deposits is intense in the markets served by the Bank. However, the Bank has been able to attract deposits as needed through pricing adjustments and expansion of its geographic market area. The deposit base is comprised of diversified customer deposits with no one deposit or type of customer accounting for a significant portion. Therefore, withdrawals are not expected to fluctuate from historical levels. The loan portfolio of the Bank is a source of liquidity through maturities and repayments by existing borrowers. The investment securities portfolio is a source of liquidity through scheduled maturities and sales of securities, and prepayment of principal on mortgage-backed securities. Approximately 63% of the securities portfolio was pledged to secure liabilities as of December 31, 1997, as compared to 66% at December 31, 1996. Management believes that its sources of liquidity are adequate to meet operational needs. Additional sources of short-term liquidity are existing lines of credit from correspondent banks totaling $80 million, all of which are available. Loan demand has been constant and loan originations can be controlled through pricing decisions.

In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allowed for the one time transfer of

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY certain investments classified as held for investment to available for sale. The Company transferred investment securities with an amortized cost of $29,107 and a related unrealized gain of $69 in the fourth quarter of 1995. This transfer enabled the Company to better position its balance sheet for asset/liability management.


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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and to total assets. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

At December 31, 1997 and 1996 the Company and the Bank were each categorized as "adequately capitalized," under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 8%, 4% and 4%, respectively. There are no current conditions or events that management believes would change the Company's or the Bank's category. The Company is categorized as "adequately capitalized" due to the infusion of approximately $54,000 in deposits related to the acquisition of the three branches in 1996. As a result of this change in capital adequacy, the Bank incurred higher FDIC insurance premiums in 1997 compared to 1996. The Company's strategic plan for controlled growth and profit improvement anticipates sufficient internally generated capital to return the risk-weighted ratios to the "well-capitalized" guidelines during the coming year.

Please see "Notes to Consolidated Financial Statements" footnote 17 for the Company's and the Bank's various capital ratios at December 31, 1997.


Pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, the stock in the Employee Stock Option Plan (the "ESOP") has a put and a call feature if the stock is not "readily tradable on an established market." This term was clarified in 1995 as a result of a private letter ruling, to mean publicly listed on a national securities exchange. Since the

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

Company's stock is not listed on a national securities exchange, the shares in the ESOP Plan are subject to the put/call feature. Accordingly, 275,180 shares of common stock are now recorded outside shareholders' equity at their fair value, which is determined by an independent valuation. The Company's Board of Directors voted to terminate the ESOP effective February 28, 1997. The shares to be distributed in 1998 due to the termination of the ESOP will be subject to the put/call until June 29, 1999.


Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Virtually all of the assets and liabilities of the Bank are monetary in nature and, as a result, its operations can be significantly affected by interest rate fluctuations as discussed above. Therefore, inflation will affect the Bank only to the extent that interest rates change and according to the Bank's sensitivity to such changes. The Company attempts to manage the effects of inflation through its asset/liability management as described above in "Asset and Liability Management."


Accounting and Reporting Changes

In December 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125, an amendment of SFAS No. 125, which is effective December 31, 1996. This statement delays the effective date of certain provisions of SFAS No. 125 until after December 31, 1997. The amended provisions include those related to the transfers of financial assets and secured borrowings. The provisions in SFAS No. 125 related to servicing assets and liabilities are not delayed by this amendment. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements.

In February 1997, the FASB issued SFAS No. 128, Earnings per Share, which is effective for both interim and annual periods ending after December 15, 1997. This statement supersedes Accounting Principles Board Opinion No. 15, Earnings per Share. The purpose of this statement is to simplify current reporting and make U.S. reporting comparable to international standards. The statement requires dual presentation of basic and diluted EPS by entities with complex capital structures (as defined by the statement). Although the adoption of this standard changed the appearance of the Company's income statement, there is not a material difference between basic and diluted earnings per share for the Company.

In June 1997, the FASB issued SFAS Nos. 130, Reporting Comprehensive Income. The statement is effective for annual and quarterly financial statements for fiscal years beginning after December 15, 1997, with earlier application permitted. For the Company, the statement becomes effective in

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY the first quarter of 1998 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. Comprehensive income is defined by the statement as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." While this statement will change the look of the Company's financial statements, the adoption of this standard is not expected to have a material effect on the Company.

Also, in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement is effective for financial statements for fiscal years beginning after December 15, 1997, with earlier application permitted. SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. A company is required to report on operating segments based on the management approach. An operating segment is defined as any component of an enterprise that engages in business activities from which it may earn revenues and incur expenses. The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. Although this statement may require the Company to disclose more detail information in its financial statements, this SFAS will not have a material effect on the numbers in those financial statements.


Industry Developments

Certain recently-enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institution's industry. Because of the uncertainty of the final terms and likelihood of passage of the proposed legislation, the Company is unable to assess the impact of any proposed legislation on its financial condition or operations at this time.

                          Independent Auditors' Report


The Board of Directors
Palmetto Bancshares, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheets of Palmetto Bancshares, Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Palmetto Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP


Greenville, South Carolina
February 20, 1998

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1997 and 1996
                  (Dollars in Thousands, except per share data)

Assets                                                                              1997                   1996
                                                                                    ----                   ----
Cash and due from banks                                                    $           25,539                28,373
Federal funds sold                                                                        388                 1,951
Federal Home Loan Bank stock, at cost                                                   1,452                    -
Investment securities held to maturity (market values of $81,578
     and $66,770 in 1997 and 1996, respectively)                                       80,006                66,207
Investment securities available for sale (amortized cost of $17,410
     and $15,969 in 1997 and 1996, respectively)                                       17,725                16,240
Loans held for sale                                                                        -                  4,075
Loans                                                                                 367,963               332,986
     Less allowance for loan losses                                                    (5,152)               (4,729)
                                                                             ----------------      ----------------
                  Loans, net                                                          362,811               328,257
                                                                             ----------------      ----------------

Premises and equipment, net                                                            13,386                12,323
Accrued interest                                                                        3,990                 3,437
Other assets                                                                            7,910                 7,514
                                                                             ----------------      ----------------
              Total assets                                                 $          513,207               468,377
                                                                             ================      ================


Liabilities and Shareholders' Equity


Liabilities:
  Deposits:
  Non-interest-bearing                                                     $           70,595                71,349
  Interest-bearing                                                                    378,795               341,037
                                                                             ----------------     -----------------
        Total deposits                                                                449,390               412,386

  Securities sold under agreements to repurchase                                       12,224                11,636
  Commercial paper (Master note)                                                       11,289                 7,435
  Federal funds purchased                                                               1,500                 3,000
  Other liabilities                                                                     2,188                 2,482
                                                                             ----------------     -----------------

        Total liabilities                                                             476,591               436,939

Common stock subject to put/call option                                                 3,784                 3,314

Shareholders' equity:
  Common stock - $5.00 par value. Authorized
    10,000,000 shares; issued and outstanding 3,089,552 in 1997;
    issued 3,032,952 and outstanding 3,023,841 in 1996;                                15,448                15,165
  Additional paid-in capital                                                              317                   334
  Retained earnings                                                                    20,658                15,894
  Treasury stock (9,111 shares in 1996)                                                     -                  (121)
  Unrealized gain on investment securities available for sale, net                        193                   166
  Common stock subject to put/call option, 275,180 shares at $13.75
    per share in 1997 and 284,007 shares at $11.67 per share in 1996                   (3,784)               (3,314)
                                                                             ----------------     -----------------
        Total shareholders' equity                                                     32,832                28,124
                                                                             ----------------     -----------------
        Total liabilities and shareholders' equity                           $        513,207               468,377
                                                                              ===============     =================



See accompanying notes to consolidated financial statements.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
                  Years ended December 31, 1997, 1996 and 1995
                  (Dollars in Thousands, except per share data)

                                                                              1997             1996           1995
                                                                              ----             ----           ----
Interest income:
     Interest and fees on loans                                      $       30,868          26,852         21,423
     Interest and dividends on investment securities
      available for sale:
        U.S. Treasury                                                          909           1,310          1,092
        State and municipal                                                    373             598             68
     Interest and dividends on investment securities held to maturity:
        U.S. Treasury and U.S. Government agencies                           1,282           1,029          1,881
        State and municipal                                                  1,595           1,330          1,274
        Mortgage-backed securities                                           1,703             979            150
     Interest on federal funds sold                                            291              93            380
     Dividends on FHLB stock                                                    56              -              -
                                                                      ------------    ------------    -----------
                  Total interest income                                     37,077          32,191         26,268

Interest expense:
     Interest on deposits                                                   14,816          12,724          9,987
     Interest on securities sold under agreements to repurchase                558             459            501
     Interest on federal funds purchased                                        86             314             -
     Interest on commercial paper (Master note)                                381             313            341
     Interest on note payable to a bank                                          -              -              13
                                                                      ------------    ------------   ------------
                  Total interest expense                                    15,841          13,810         10,842
                                                                      ------------    ------------   ------------

                  Net interest income                                       21,236          18,381         15,426

Provision for loan losses                                                    1,331           1,450          1,140
                                                                      ------------    ------------   ------------
                  Net interest income after provision for loan losses       19,905          16,931         14,286
                                                                      ------------    ------------   ------------

Non-interest income:
     Service charges on deposit accounts                                     3,215           2,863          2,494
     Fees for trust services                                                   986             861            773
     Gains on sales of loans                                                    14             148              -
     Investment securities gains (losses)                                       40              21            (93)
     Other income                                                            1,265           1,125          1,018
                                                                      ------------    ------------   ------------
                  Total non-interest income                                  5,520           5,018          4,192
                                                                      ------------    ------------   ------------
Non-interest expense:
     Salaries and other personnel                                            8,468           7,536          7,399
     Net occupancy                                                           1,501           1,452          1,219
     Furniture and equipment                                                 1,679           1,549          1,093
     FDIC assessment                                                           177               2            320
     Postage and supplies                                                      885             873            702
     Advertising                                                               629             737            570
     Telephone                                                                 518             474            407
     Other expense                                                           3,228           2,921          1,920
                                                                      ------------    ------------   ------------
                  Total non-interest expense                                17,085          15,544         13,630
                                                                      ------------    ------------   ------------
                  Income before income taxes                                 8,340           6,405          4,848
Income tax provision                                                         2,415           1,652          1,246
                                                                      ------------    ------------   ------------
                      NET INCOME                                      $      5,925           4,753          3,602
                                                                      ============    ============   ============

                                                            (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                Consolidated Statements of Operations (continued)
                  Years ended December 31, 1997, 1996 and 1995
                  (Dollars in Thousands, except per share data)


                                                                                    1997             1996           1995
                                                                                    ----             ----           ----
                      Increase in fair value of ESOP stock                             (470)           (543)             -
                                                                                -------------   -------------  -----------
                      Net income on common shares not subject
                           to put/call                                        $        5,455           4,210          3,602
                                                                                ============    ============   ============
Per share data:

     Net income per common share-basic, not subject to put/call               $         1.97            1.54           1.20
                                                                                ============    ============   ============

     Net income per common share-dilutive, not subject to put/call            $         1.93            1.51           1.18
                                                                                ============    ============   ============

     Cash dividends declared                                                  $         0.38            0.28           0.22
                                                                                ============    ============   ============

     Weighted average shares outstanding                                           3,054,877       3,007,661      3,010,320
                                                                                ============    ============   ============

     Weighted average shares outstanding not subject to put/call                   2,772,298       2,732,305      3,010,320
                                                                                ============    ============   ============

See accompanying notes to consolidated financial statements.



                                         PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                                          Consolidated Statements of Cash Flows
                                       Years ended December 31, 1997, 1996 and 1995
                                                  (Dollars in Thousands)

                                                                           1997            1996                  1995
                                                                           ----            ----                  ----
Cash flows from operating activities:
     Net income                                                    $          5,925             4,753              3,602
     Adjustments to reconcile net income to net
         cash provided by operating activities:
              Depreciation and amortization                                   2,221             1,829              1,071
              Loss (gain) on sale of investment securities                      (40)              (21)                93
              Gain on sale of loans                                             (14)             (147)                -
              Provision for loan losses                                       1,331             1,450              1,140
              Origination/acquisition of loans held for sale                (25,077)          (58,239)                -
              Sale of loans held for sale                                    29,166            54,311                 -
              Provision (credit) for deferred taxes                             259               309               (332)
              Change in accrued interest receivable                            (553)             (889)              (105)
              Change in other assets                                         (1,319)           (2,350)              (600)
              Change in other liabilities, net                                 (311)              735                783
                                                                     ---------------   --------------     --------------
                  Net cash provided by operating activities                  11,588             1,741              5,652
                                                                     --------------    --------------     --------------

Cash flows from investing activities:
     Purchase of investment securities held to maturity                     (29,594)          (23,357)           (30,407)
     Purchase of investment securities available for sale                   (10,956)           (9,991)           (21,605)
     Proceeds from maturities of investment securities
         held to maturity                                                    12,170             5,153             11,929
     Proceeds from maturities of investment securities available
         for sale                                                             6,000             2,102                 -
     Proceeds from sale of investment securities available for sale           3,614            30,501             21,716
     Principal paydowns on mortgage-backed securities                         3,537             2,014                 -
     Purchase of Federal Home Loan Bank stock                                (1,452)               -                  -
     Net increase in loans outstanding                                      (35,885)          (84,554)           (40,235)
     Increase in premises and equipment                                      (2,310)           (2,746)            (1,997)
                                                                     ---------------   --------------     --------------
                  Net cash used in investing activities                     (54,876)          (80,878)           (60,599)
                                                                     ---------------   ---------------    ---------------

Cash flows from financing activities:
     Net increase in deposits                                                36,723            29,246             55,086
     Acquisition of deposits, net                                                -             50,512                 -
     Net increase in securities sold under agreements to repurchase             588             4,090              2,294
     Net increase (decrease) in commercial paper                              3,854             1,248               (727)
     Increase (decrease) in federal funds purchased                          (1,500)              100              2,900
     Repayments on note payable to a bank                                        -                 -                (479)
     Proceeds from issuance of common stock                                     266                 2                 12
     Purchase of treasury stock                                                  -               (121)              (230)
     Proceeds from sale of treasury stock                                       125               207                166
     Dividends paid                                                          (1,165)             (842)              (652)
                                                                     ---------------   --------------     --------------
                  Net cash provided by financing activities                  38,891            84,442             58,370
                                                                     --------------    --------------     --------------

Net increase (decrease) in cash and cash equivalents                         (4,397)            5,305              3,423

Cash and cash equivalents at beginning of year                               30,324            25,019             21,596
                                                                     --------------    --------------     --------------
Cash and cash equivalents at end of year                           $         25,927            30,324             25,019
                                                                     ==============    ==============     ==============

                                                                (Continued)


                                         PALMETTO BANCSHARES, INC. AND SUBSIDIARY
                                     Consolidated Statements of Cash Flows (Continued)
                                       Years ended December 31, 1997, 1996 and 1995
                                                  (Dollars in Thousands)


                                                                           1997                 1996               1995
                                                                           ----                 ----               ----

Supplemental information:
Cash paid during the year for:
     Interest                                                      $         15,697            13,653             10,490
                                                                     ==============    ==============     ==============
     Income taxes                                                  $          2,385             1,641              1,280
                                                                     ==============    ==============     ==============


Supplemental schedule of non-cash investing
 and financing transactions:
         Unrealized gain on investment securities
              available for sale, net                              $             27              (470)               798
                                                                     ==============    ===============    ==============
         Securitization of mortgage loans                          $             -             6,334                  -
                                                                     ==============    ==============     =============
         Transfer of investment securities held to maturity to
              available for sale                                   $             -                 -              29,107
                                                                     ==============    ==============     ==============


See accompanying notes to consolidated financial statements.



                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY
            Consolidated Statements of Changes in Shareholders' Equity
                   Years ended December 31, 1997, 1996 and 1995
                             (Dollars in Thousands)

                                                                                        Unrealized
                                                                                       Gain (Loss)       Common
                                                                                      on Investment       Stock
                                                                   Additional           Securities      Subject to
                                              Common      Paid-in    Retained  Treasury  Available       Put/call
                                               Stock      Capital   Earnings     Stock  For Sale, Net      Option       Total
                                               -----      -------   --------     -----  -------------      ------       -----
Balance at December 31, 1994                   $15,160       325      9,067       (177)      (162)             --       24,213
Net income                                        --        --        3,602       --         --                --        3,602
Cash dividend declared                            --        --         (652)      --         --                --         (652)
Issuance of  2,100 shares in connection
     with stock option                               3         9       --         --         --                --           12
Purchase of 17,712 shares treasury stock          --        --         --         (230)      --                --         (230)
Sale of 17,100 shares treasury stock              --        --          (11)       177       --                --          166
Change in unrealized loss on investment
     securities available  for sale, net          --        --         --         --          798              --          798
Common stock subject to put/call option           --        --         --         --         --              (2,771)    (2,771)
                                               -------   -------    -------    -------    -------           -------    -------
Balance at December 31, 1995                    15,163       334     12,006       (230)       636            (2,771)    25,138

Net income                                        --        --        4,753       --         --                --        4,753
Cash dividend declared                            --        --         (842)      --         --                --         (842)
Issuance of 300 shares in connection with
     stock options                                   2      --         --         --         --                --            2
Purchase of  9,111 shares treasury stock          --        --         --         (121)      --                --         (121)
Sale of 17,712 shares treasury stock              --        --          (23)       230       --                --          207
Change in unrealized gain on investment
     securities available for sale, net           --        --         --         --         (470)             --         (470)
Common stock subject to put/call option           --        --         --         --         --                (543)      (543)
                                               -------   -------    -------    -------    -------           -------    -------
Balance at December 31, 1996                    15,165       334     15,894       (121)       166            (3,314)    28,124

Net income                                        --        --        5,925       --         --                --        5,925
Cash dividend declared                            --        --       (1,165)      --         --                --       (1,165)
Issuance of 56,600 shares in connection with
     stock options                                 283       (17)      --         --         --                --          266
Sale of  9,111 shares treasury stock              --        --            4        121       --                --          125
Change in unrealized gain on investment
     securities available for sale, net           --        --         --         --           27              --           27
Common stock subject to put/call option           --        --         --         --         --                (470)      (470)
                                               -------   -------    -------    -------    -------           -------    -------
Balance at December 31, 1997                   $15,448       317     20,658       --          193            (3,784)    32,832
                                               =======   =======    =======    =======    =======           =======    =======


See accompanying notes to consolidated financial statements.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                        December 31, 1997, 1996 and 1995
                  (Dollars in thousands, except per share data)


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

       Cash and Cash Equivalents
       tlparCash and cash equivalents include cash, due from banks and federal funds sold. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value. To comply with Federal Reserve regulations, the Bank is required to maintain certain average cash reserve balances on-hand as vault cash and/or at the Federal Reserve as compensating balances. These compensating balances are $0 and $3,849 at December 31, 1997 and 1996, respectively.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies, Continued

       Federal Home Loan Bank Stock
       ctlparDuring 1997, the Bank joined the Federal Home Loan Bank ("FHLB") of Atlanta to increase the Bank's available liquidity. As a FHLB member, the Bank is required to acquire and retain shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (1) 1.0% of the aggregate outstanding principal amount of the residential mortgage loans, home purchase contracts and similar obligations, or (2) 0.3% of total assets at the beginning of each year. The Bank is in compliance with this requirement with an investment in FHLB stock of $1,452 at December 31, 1997. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. The Bank has available $48,000 in lines of credit from the FHLB. There were no advances on these lines at December 31, 1997.

       Investment Securities
       The Bank accounts for its investment securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values - other than those accounted for under the equity method or as investments in consolidated subsidiaries - and all investments in debt securities. Under SFAS No. 115, investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings; and (3) Available for Sale - debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of income taxes. The Company does not have any trading securities. SFAS No. 115 allows for the sale of held to maturity securities if the sale occurs within 90 days of the securities' maturity. The Bank sold several held to maturity securities during 1995 that met this criteria, and they are included with other maturities of held for maturity investment securities in the accompanying consolidated statements of cash flows.

       In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allowed for the one time transfer of certain investments classified as held to maturity to available for sale. The Company transferred investment securities with an amortized cost of $29,107 and a related unrealized gain of $69 in the fourth quarter of 1995.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies, Continued

       Loans Held for Sale
       At December 31, 1997, the Company has no loans held for sale due to a reorganization in the Bankte s mortgage servicing department. The Bank is currently not actively purchasing and originating mortgage loans to be sold. The Bank plans to re-engage in these activities in the future, but not to the same extent or volume as before. The Bank continues to service its portfolio of loans sold. Loans serviced for the benefit of others amounted to approximately $148 million at December 31, 1997, of which approximately $85 million resulted from an acquisition of servicing in 1996. Most of these loans are serviced for Federal Home Loan Mortgage Corporation (FHLMC).

       The Bank recognizes mortgage servicing rights (MSR's) in accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, an Amendment of SFAS No. 122, which became effective for transactions occurring after December 31, 1996. The adoption of this standard did not have a material impact on the Company. The statement requires the recognition of a separate asset for the right to service mortgage loans for others, regardless of how those rights were acquired. Further, it requires assessment of impairment based on fair value. The Company evaluates these rights quarterly for possible impairment. At December 31, 1997, the Company recognized $62 of impairment. There was no impairment at December 31, 1996.

       At December 31, 1997, the Company had net MSR's of approximately $1.6 million related to these loans included in other assets on the consolidated balance sheet. The fair value of the mortgage servicing rights are determined considering market prices for similar MSR's and on the discounted anticipated future net cash flows considering market consensus loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of measuring the impairment, the Company stratifies the MSR's based on the predominant risk characteristics of the underlying loans, including interest rate, loan type, and amortization type (fixed rate or adjustable rate). To the extent that the carrying value of MSR's exceeds this fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted in the future as the values of the MSR's increase or decrease. The cost of MSR's is amortized over the estimated period of net servicing revenues.

       Loans and Interest Income
       Loans are carried at principal amounts outstanding reduced by unearned discounts. Interest income on all loans is recorded on an accrual basis. The accrual of interest is generally discontinued on loans which become 90 days past due as to principal or interest. The accrual of interest on some loans, however, may continue even though they are 90 days past due if the loans are well secured, in the process of collection, and management deems it appropriate. If non-accrual loans decrease their past due status to 60 days or less, they are reviewed individually by management to determine if they should be returned to accrual status.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(1)    Summary of Significant Accounting Policies, Continued

       Impaired Loans
       The FASB has issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that all creditors value all specifically reviewed nonhomogenous loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan's fair value. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. On January 1, 1995, the provisions of SFAS Nos. 114 and 118 were adopted. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income upon adoption.

       The Bank determines which loans are impaired through a loan review process. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement first to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

       SFAS No. 114 specifically states that it need not be applied to "large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment." Thus, the Company determined that the statement does not apply to its consumer loan, credit card or residential mortgage loan portfolios, except that it may choose to apply it to certain specific larger loans determined by management. In effect, these portfolios are covered adequately in the Company's normal formula for determining loan loss reserves.

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

       Foreclosed Properties
       Property acquired through foreclosure is included in other assets and amounted to $30 and $82, at December 31, 1997 and 1996, respectively. Such property is recorded at the lower of cost or fair value minus estimated selling costs. Gains and losses on the sale of foreclosed properties and write-downs resulting from periodic reevaluation are charged to other operating expenses.

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

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(1)    Summary of Significant Accounting Policies, Continued

       Intangibles
       At December 31, 1997, deposits are shown net of premium on deposits acquired of approximately $963, net of amortization, which is being amortized principally over 10 years using the double-declining balance method. At December 31, 1997, goodwill of approximately $949, net of amortization, related to a 1988 acquisition, is being amortized on a straight-line basis over a 25 year period. At December 31, 1997, goodwill of approximately $2,419, net of amortization, related to the acquisition of three branches in 1996, is being amortized on a straight-line basis over 15 years. The Company periodically assesses the recoverability of these intangibles by evaluating whether the amortization of the remaining balance can be recovered through projected undiscounted future cash flows which are based on historical trends.

       Net Income Per Share
       Net income per share-basic, not subject to put/call is based on the weighted average number of shares outstanding not subject to put/call. See note 11 for further explanation on this put/call feature. Net income per common share-dilutive, not subject to put/call is calculated based on SFAS No. 128, as discussed in note 12. All share and per share amounts have been retroactively restated for the three-for-one stock split in 1996 as discussed in note 9.

       Stock Options
       In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 introduces a preferable fair-value based method of accounting for stock-based compensation. It encourages, but does not require companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that choose not to adopt the fair value method will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has chosen the latter option. SFAS No. 123 requires companies that choose not to adopt the fair value method of accounting to disclose pro forma net income and earnings per share under the fair value method. In addition, all companies with stock-based plans are required to make detailed disclosures about plan terms, exercise prices, and assumptions used in measuring the fair value of stock-based grants (see note 11).

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


(2)    Federal Funds Sold

       At December 31, 1997 and 1996, the Bank had $388 and $1,951, respectively, outstanding in federal funds sold. The daily averages of these outstanding agreements during 1997 and 1996 were $5,465 and $1,758, respectively. The maximum amount of these outstanding agreements at any month-end during 1997 and 1996 were $12,497 and $1,951, respectively. The securities underlying these agreements were maintained in safekeeping by an authorized broker.


(3)    Investment Securities Held to Maturity

       The amortized cost and fair values of investment securities held to maturity as of December 31 are summarized as follows:

                                                                              1997
                                                --------------------------------------------------------------
                                                Amortized         Unrealized       Unrealized         Fair
                                                  Cost               Gains           Losses           Value
                                                  ----               -----           ------           -----
           U.S. Treasury and U.S.
                Government agencies       $          16,984               65          (13)          17,036
           State and municipal                       36,861            1,572           (5)          38,428
            Mortgage-backed securities               26,161              101         (148)          26,114
                                            ---------------   --------------    ----------  --------------

                                          $          80,006            1,738         (166)          81,578
                                            ===============   ==============    ==========  ==============




                                                                              1996
                                             --------------------------------------------------------------
                                             Amortized    Unrealized    Unrealized         Fair
                                                 Cost        Gains        Losses           Value
                                                -----        -----        ------           -----
           U.S. Treasury and U.S.
              Government agencies         $     16,006           7         (122)           15,891
           State and municipal                  25,450       1,072          (30)           26,492
           Mortgage-backed securities           24,751          12         (376)           24,387
                                          ------------      ------         -----           ------

                                          $     66,207       1,091         (528)           66,770
                                          ============      ======         =====           ======


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(3)    Investment Securities Held to Maturity, Continued

       The following is a maturity distribution of investment securities held to maturity as of December 31:

                                                            1997
                                                ---------------------------
                                                   Amortized           Fair
                                                     Cost              Value
                                                 ----------          --------

           Due in one year or less        $           1,405            1,407
           Due after one year
                through five years                   26,985            27,233
           Due after five years
                through ten years                    30,810            31,581
           Due after ten years                       20,806            21,357
                                            ---------------     -------------

                                          $          80,006            81,578
                                            ===============     =============


(4)    Investment Securities Available for Sale

       The amortized cost and fair values of investment securities available for sale as of December 31 are summarized as follows:

                                                                              1997
                                                  --------------------------------------------------------------
                                                 Amortized         Unrealized         Unrealized        Fair
                                                   Cost               Gains             Losses          Value
                                                   ----               -----             ------          -----
               U.S. Treasury                  $        12,492          201               (12)          12,681
               State and Municipal                      4,918          126                -             5,044
                                               --------------   ----------       -----------   --------------
                                              $        17,410          327               (12)          17,725
                                               ==============   ==========       ============  ==============




                                                                              1996
                                                ----------------------------------------------------------------
                                                 Amortized   Unrealized    Unrealized       Fair
                                                   Cost       Gains        Losses           Value
                                                  ------      -------       -------         -----
               U.S. Treasury                  $   8,993               93      (51)           9,035
               State and Municipal                6,976              229        -            7,205
                                               --------   --------------  -----------   -----------

                                              $  15,969              322      (51)          16,240
                                               ========   ==============  ===========   ===========



                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements




(4)    Investment Securities Available for Sale, Continued

       During the year ended December 31, 1997 the Company had realized gains of $49 and realized losses of $9; compared to realized gains of $121 and realized losses of $100 in 1996. During 1995, the realized gains amounted to $306, and the realized losses were $399. Specific identification is the basis on which cost was determined in computing realized gains and losses.

       The following is a maturity distribution of investment securities available for sale at December 31:

                                                              1997
                                                  -----------------------
                                                  Amortized          Fair
                                                     Cost            Value
                                                     ----            ------

           Due in one year or less              $   1,477           1,497
           Due after one year through
                five years                         15,933          16,228
                                                  --------         -------

                                                $  17,410          17,725
                                                 =========       =========


       Investment securities held to maturity and available for sale with an aggregate carrying value of approximately $61,734 and $54,497 at December 31, 1997 and 1996, respectively, are pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.


(5)    Loans

       A summary of loans, by classification, as of December 31 follows:

                                                                                  1997                  1996
                                                                                   ----                  ----
           Commercial, financial and agricultural                    $            81,678                68,616
           Real estate - construction                                              8,799                 9,598
           Real estate - mortgage                                                195,462               181,775
           Installment loans to individuals                                       82,024                72,997
                                                                       -----------------       ---------------

                                                                     $           367,963               332,986
                                                                      ==================       ================


           Non-accrual loans included above                          $             1,096                 1,113
                                                                       =================       ===============



                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(5)    Loans, Continued

       The foregone interest income related to loans on non-accrual amounted to $66, $52 and $66 for the years ended December 31, 1997, 1996 and 1995, respectively.

       In September 1996, the Company securitized approximately $6,300 of real estate mortgage loans. These mortgage-backed securities are included in the Company's held to maturity investment portfolio.

       The following is a summary of activity affecting the allowance for loan losses for the years ended December 31:


                                                               1997            1996             1995
                                                               ----            ----              ----
           Balance at beginning of year                  $         4,729           3,700       3,016
           Provision for loan losses                               1,331           1,450       1,140
           Loan recoveries                                           141             289         157
           Loans charged-off                                      (1,049)           (710)       (613)
                                                           --------------     ----------   ---------

           Balance at end of year                        $         5,152           4,729       3,700
                                                           =============      ==========   =========



       At December 31, 1997, impaired loans amounted to approximately $70. During 1997, the average recorded investment in impaired loans was approximately $44, and there is $70 included in the allowance for loan losses related to impaired loans at December 31, 1997.

       During 1996, the Company charged-off some of the loans previously considered impaired and was able to reclassify others due to improved credit conditions; so that at December 31, 1996 there were no impaired loans. During 1996, the average recorded investment in impaired loans was approximately $76, and there is no allowance for loan losses related to impaired loans at December 31, 1996.

       At December 31, 1995, impaired loans amounted to approximately $193. During 1995, the average recorded investment in impaired loans was approximately $211. Included in the allowance for loan losses at December 31, 1995 is approximately $97 related to these impaired loans.

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

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


 (5)   Loans, Continued

       At December 31, 1997, except for the fact that the majority of the loan portfolio is located in the Bank's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower.

       The Bank had outstanding, unused loan commitments as of December 31, 1997 as follows:

           Home equity loans                              $           8,148
           Credit cards                                              21,496
           Commercial real estate development                        11,420
           Other unused lines of credit                              27,568
                                                            ---------------
                                                          $          68,632

           Standby letters of credit                      $           3,081
                                                            ===============

       All unused loan commitments are at adjustable rates that fluctuate with prime rate, or are at fixed rates which approximate market rates. Current amounts listed are therefore determined to be their market value.


(6)    Premises and Equipment, Net

       A summary of premises and equipment, net, as of December 31 follows:

                                                                                    1997               1996
                                                                                    ----               ----

           Land                                                          $         1,925                1,888
           Buildings and leasehold improvements                                    10,802              10,010
           Furniture and equipment                                                 10,151               8,713
                                                                           --------------      --------------
                                                                                   22,878              20,611
           Less accumulated depreciation and amortization                          (9,492)             (8,288)
                                                                           --------------      --------------

           Premises and equipment, net                                   $         13,386              12,323
                                                                           ==============      ==============

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(7)    Deposits

       A summary of deposits, by type, as of December 31 follows:
                                                                         1997                1996
                                                                         ----                ----
 Transaction accounts                                        $         156,299              150,985
 Savings deposits                                                       26,639               26,357
 Insured money market accounts                                          55,033               42,609
 Time deposits over $100                                                49,952               42,100
 Other time deposits                                                   162,430              151,579
 Premium on deposits acquired                                             (963)              (1,244)
                                                              ------------------       ------------
      Total deposits                                         $         449,390              412,386
                                                              ================        =============




       Interest paid on time deposits of $100 or more amounted to $2,784, $1,970, and $1,683 for the years ended December 31, 1997, 1996 and 1995, respectively.

       The following table displays the aggregate amounts of time deposits with maturities for the years following December 31, 1997:

 Maturing within one year                                    $         193,819
 Maturing after one year through two years                              11,275
 Maturing after two years through three years                            4,748
 Maturing after three years through five years                           2,528
 Maturing after five years                                                  12
                                                               ---------------
                Total                                        $         212,382
                                                               ===============


 (8)   Short-Term Borrowings



                                                                   1997           1996            1995
                                                                   ----           ----            ----

       SECURITIES SOLD UNDER AGREEMENTS
         TO REPURCHASE
       Amount outstanding at year-end                         $    12,224         11,636           7,546
       Average amount outstanding during year                      13,926         11,601          10,228
       Maximum amount outstanding
              at any month-end                                     15,112         12,694          11,680
       Weighted average rate paid at year-end                        3.44%          4.44%          3.05%
       Weighted average rate paid during the year                    4.01%          3.84%          4.31%


       The securities underlying these agreements are held in the Bank's name in safekeeping by NationsBank for the benefit of the Bank's customers.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(8)    Short-Term Borrowings, Continued

                                               1997       1996       1995
                                               ----       ----       ----
       FEDERAL FUNDS PURCHASED

Amount outstanding at year-end                $1,500      3,000      2,900
Average amount outstanding during year         1,353      5,746      2,380
Maximum amount outstanding
       at any month-end                        8,125     17,500      3,000
Weighted average rate paid at year-end          6.13%      7.75%      5.50%
Weighted average rate paid during the year      6.36%      5.45%      5.68%


COMMERCIAL PAPER (MASTER NOTE)

Amount outstanding at year-end               $11,289      7,435      6,187
Average amount outstanding during year         9,382      8,075      8,017
Maximum amount outstanding
       at any month-end                       12,292      9,168      9,370
Weighted average rate paid at year-end          3.69%      4.69%      3.30%
Weighted average rate paid during the year      4.06%      3.88%      4.28%


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


(9)    Stock Split

       On October 15, 1996, the shareholders approved that the common stock authorized be increased from 2,000,000 to 10,000,000 shares at $5 par value per share. Previously, on August 13, 1996, the Board of Directors had approved a three-for-one stock split effected in the form of a 200% dividend for shareholders of record on September 12, 1996, contingent on this shareholder approval. All number of common shares outstanding and per share amounts contained in this report have been retroactively adjusted to give effect to the stock split.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(10)   Income Taxes

       Components of income tax provision for the years ended December 31 are as follows:

                          1997              1996                1995
                         ----               ----                ----
 Current:
      Federal  $        1,888              1,155              1,422
      State               268                188                156
                     --------     --------------       ------------
                        2,156              1,343              1,578
                     --------     --------------       ------------
 Deferred:
   Federal                259                309               (332)
      State                -                   -                  -
                      -------      -------------       -------------
                          259                309               (332)
                      -------      -------------       -------------

      Total    $        2,415              1,652               1,246
               ==============      ==============       ============



       The effective tax rates for the years ended December 31 vary from the Federal statutory rates as follows:





                                                                      1997             1996            1995
                                                                      ----             ----            ----

           U.S. Federal income tax rates                                34.0%         34.0%            34.0%
           Changes from statutory rates
                resulting from:
                    Tax-exempt interest income                          (7.5)         (9.1)           (10.7)
                    Expenses not deductible for
                         tax purposes                                     .7            .8              1.0
           State taxes, net of Federal
                         income tax benefit                              2.1           2.3              2.1
           Other                                                         (.3)         (2.2)             (.7)
                                                                     --------          -----            ----

           Effective tax rates                                          29.0%         25.8%            25.7%
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




                                                          1997     1996
                                                          ----     ----
Deferred tax assets:
     Loan loss reserves                                  $1,330      1,147
     Basis of intangible assets for tax purposes
         in excess of basis for financial reporting         167         54
     Other                                                   41       --
                                                        -------    -------

         Total gross deferred tax assets                  1,538      1,201
         Less valuation allowance                          --         --


        Net deferred tax assets                           1,538      1,201
                                                        -------    -------

Deferred tax liabilities:
    Fixed assets, due to depreciation differences          (571)      (441)
    Deferred loan costs deducted for tax purposes
         as incurred                                       (393)      (260)
    Deferred loan fees recognized under the principal
         reduction method for tax purposes                 (304)      (259)
    Unrealized gain on securities available for sale       (121)      (104)
    Prepaid pension expense                                (274)      --
    Other                                                   (34)       (20)
         Total gross deferred tax liabilities            (1,697)    (1,084)
                                                        -------    -------

         Net deferred tax asset (liability)               $(159)       117
                                                        =======    =======

       A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on securities available for sale. A current period deferred tax expense related to the change in unrealized gain on securities available for sale of $17 has been recorded directly to shareholders equity. The rest of the change in the deferred tax asset results from the current period deferred tax expense of $259.

       No valuation allowance for deferred tax assets has been established at either December 31, 1997 or 1996. Because of taxes paid in carry back periods, as well as estimates of future taxable income, it is management's belief that realization of the net deferred tax asset is more likely than not.

       Tax returns for 1994 and subsequent years are subject to examination by the taxing authorities.

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

            The following table details the funded status of the plan, the amounts recognized in the Company's consolidated financial statements, the components of pension expense, and the major assumptions used in determining these amounts for the years ended December 31:




                                                                     1997            1996             1995
                                                                     ----            ----             ----
            Actuarial present value of
            benefit obligations:
                Vested benefits                                $         2,572            2,228           1,890
                Non-vested benefits                                         84               73              55
                                                                 -------------     ------------    ------------

                    Accumulated benefit obligations            $         2,656            2,301           1,945
                                                                 =============     ============    ============

            Projected benefit obligations for services
                rendered to date                                         3,590            3,166           2,774
            Plan assets at fair value, primarily listed
                stocks and U.S. government securities                    4,846            3,903           3,413
                                                                 -------------     ------------    ------------
            Excess of assets over projected
                benefit obligations                            $         1,256              737             639

            Unrecognized prior service cost                                 77               86              95
            Unrecognized net loss (gain) from past
                experience different from that assumed                    (266)              24             (66)
            Unrecognized net asset being amortized
                over the average remaining service
                period of covered employees                               (129)            (155)           (181)
                                                                  -------------     ------------    ------------

                    Prepaid pension cost
                        included in other assets               $           938              692             487
                                                               ================      ============     ===========

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(11)   Employee Benefit Plans, Continued

                                                                          1997             1996            1995
                                                                           ----             ----            ----
            Components of pension expense:
                Service cost                                    $          237              205             186
                Interest cost                                              249              221             193
                Return on plan assets                                     (328)            (286)           (229)
                Net amortization and deferral                              (17)             (17)            (17)
                                                                  ------------      ------------    ------------

                Pension expense                                $           141              123             133
                                                                 =============     ============    ============

            Major assumptions at year end:
                Discount rate                                                8%               8%              8%
                Rate of increase in compensation levels                      5%               5%              5%
                Expected long-term rate of return on
                    plan assets                                              8%               8%              8%




       (b) The Company has an Employee Stock Ownership Plan (ESOP) established by its Board of Directors. The ESOP covers the same employees and has the same vesting schedule as the pension plan. Based on profits, the Company contributes annually to a trust created to acquire shares of the Company's common stock for the exclusive benefit of the participants. During 1997, 1996 and 1995, the Company contributed to the ESOP common stock, which had been previously repurchased as treasury stock, and accounted for these transactions in accordance with Statement of Position 93-6. The Company recorded compensation expense equal to the fair value of the shares contributed. The charges to income for contributions to the ESOP for the years ended December 31, are as follows:





                                             1997        1996           1995
                                             ----        ----           ----
  Repurchase of treasury stock
     for ESOP                        $        125        207              166
  Investment income received by ESOP            -        (20)             (30)
                                        ----------   --------       ----------
  Contributions to ESOP               $        125       187              136
                                          ========  ========       ==========

            At December 31, 1997, there were 275,180 allocated shares in the plan. The fair value of unearned (non-vested) ESOP shares at December 31, 1997 amounted to $0. Due to the termination of the ESOP as of February 28, 1997, all shares are fully vested.

            Pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, the stock in the ESOP Plan has a put and a call feature if the stock is not "readily tradable on an established market." This term was clarified in 1995 as a result of a private letter ruling, to mean publicly listed on a national securities exchange. Since the Company's stock is not listed on a national securities exchange, the shares in the




                                                   (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements






(11)   Employee Benefit Plans, Continued

             ESOP Plan are subject to the put/call feature. Accordingly, 275,180 shares of common stock are now recorded outside shareholders' equity at their fair value, which is determined by an independent valuation. The Company's Board of Directors has voted to terminate the ESOP effective February 28, 1997. The shares to be distributed in 1998 due to the termination of the ESOP will be subject to the put/call until June 29, 1999.

       (c) In 1987, the Company adopted a plan (Stock Option Plan) pursuant to which the Company's Board of Directors may grant incentive stock options and nonqualified stock options to officers and key employees of the Company. The Stock Option Plan authorizes grants of options to purchase up to 144,000 shares of authorized but unissued common stock. The Stock Option Plan expired on December 31, 1997.

             Stock options are granted at 100% of the fair value at the date of grant. Because the Company's stock is not traded on an established market, the fair value is determined by an annual independent actuarial valuation. All stock options have ten year terms and vest in increments over five years from the date of grant.

             At December 31, 1997, there were no shares available for grant under the Stock Option Plan because the plan has expired. At December 31, 1996, there were 17,400 remaining shares available for grant under the Stock Option Plan. Stock option activity is summarized below:





                                                                                     Weighted-Average
                                                                 Stock Options        Exercise Price
             ----------------------------------------------------------------------------------------
             Outstanding at December 31, 1994                      98,400               $5.90
             Granted                                                9,000                9.69
             Exercised                                             (2,100)               5.93
             --------------------------------------------------------------------------------------
             Outstanding at December 31, 1995                     105,300                6.22
             --------------------------------------------------------------------------------------
             Granted                                                3,000               11.67
             Exercised                                               (300)               7.84
             -------------------------------------------------------------------------------------
             Outstanding at December 31, 1996                     108,000                6.37
             -------------------------------------------------------------------------------------
             Granted                                                9,000               13.75
             Forfeited                                             (2,400)              11.67
             Exercised                                            (56,600)               4.69
             -----------------------------------------------------------------------------------
             Outstanding at December 31, 1997                      58,000               $8.93
             ====================================================================================


                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(11)   Employee Benefit Plans, Continued

       The following table summarizes information about stock options outstanding at December 31, 1997:




                                     Options Outstanding                     Options Exercisable
----------------------------------------------------------------------------------------------------------------
                                      Weighted-
                                       Average             Weighted                         Weighted-
                      Number           Remaining           Average           Number         Average
Range of           Outstanding        Contractual          Exercise        Exercisable      Exercise
Exercise Prices   at 12/31/97           Life                Price         at 12/31/97         Price
------------------------------------------------------------------------------------------------------
 $5.50              9,000             1.00 years            $5.50            9,000            $5.50
 $7.84 - 8.25      22,000             4.41 years             8.01           22,000             8.01
 $9.05 - 9.69      18,000             6.50 years             9.37           12,600             9.32
 $13.75             9,000            10.00 years            13.75            1,800            13.75
-------------------------------------------------------------------------------------------------------
Total              58,000             5.40 years            $8.93           45,400            $8.10
========================================================================================================



             The Company follows the provisions of Accounting Principles Board
             (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires compensation expense for options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Accordingly, the Company has not recognized compensation expense for its options granted in 1997, 1996 and 1995.

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

             The per-share weighted average fair values of stock options granted in 1997, 1996 and 1995 were $5.48, $4.12 and $3.95, respectively.
             The fair values were estimated as of the respective grant dates using the Black-Scholes option pricing model. Input variables used in the model included weighted-average risk free interest rates of 6.03%, 6.16% and 7.74%, respectively; expected dividend yields of 1.30%, 1.48% and 1.50%, respectively; and expected volatility factors of 22.30%, 15.60% and 13.42%, respectively; and estimated option lives of 10 years. The pro forma impact on income assumes no options will be forfeited. Had compensation expense for the Company's Stock Option Plan been determined based on the fair value grant date for awards granted

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements




(11)    Employee Benefit Plans, Continued

             in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been effected as shown in the following table:
                                            1997           1996        1995
                                            ----          ----         ----
 Net earnings - as reported                $5,925         4,753       3,602
 Net earnings - pro forma                   5,893         4,745       3,579
 Earnings per share - as reported            1.97          1.54        1.20
 Earnings per share - pro forma              1.96          1.54        1.19

             The pro forma effects may not be representative of the effects on reported net income for future years as most of the Company's employee stock option grants vest in cumulative increments over a period of five years.

       (d) On December 9, 1997, the Company's Board of Directors adopted the 1997 Stock Compensation Plan (the "1997 Plan") subject to approval by the appropriate shareholder vote at the next ensuing annual meeting of shareholders of the Company. The 1997 Plan allows the Board to grant incentive and non-incentive stock options to certain key employees and directors of the Company and its subsidiaries. The 1997 Plan authorizes grants of options to purchase up to 175,000 shares of authorized but unissued common stock. The option price and term of the options shall be determined by the Board on grant date, but shall not be less than 100% of fair market value as of grant date and shall not be greater than 10 years, respectively. The 1997 Plan expires on December 8, 2007. As of December 31, 1997, no options had been granted under this plan; so 175,000 shares were available for grant under the 1997 Plan, subject to shareholder approval. On January 20, 1998, the Company's Board of Directors granted 76,000 stock options under the 1997 Plan; leaving 99,000 stock options available for grant under the 1997 Plan, subject to shareholder approval.

(12)   Earnings per Share

       The table below illustrates a reconciliation of the numerators and denominators of the basic and diluted per-share computations for net income for the years ended December 31, 1997, 1996 and 1995:





                                                                  Income             Shares           Per-Share
       1997                                                     (Numerator)       (Denominator)        Amount
       ----                                                     ---------------------------------------------
       Basic EPS:
       ----------
       Income available to common stockholders                   $5,455             2,772,298        $1.97
                                                                 -----------------------------------------
       Effect of Dilutive Securities:
           Stock Options                                             --                52,371           --

       Diluted EPS:
       ------------
       Income available to common stockholders
           plus assumed conversions                              $5,455             2,824,669        $1.93
                                                                 =========================================


                                                                                           (Continued)

                                       40





                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements









(12)   Earnings per Share, Continued

                                                                  Income             Shares           Per-Share
       1996                                                     (Numerator)       (Denominator)        Amount
       ----                                                     ---------------------------------------------
       Basic EPS:
       ----------
       Income available to common stockholders                   $4,210             2,732,305        $1.54
                                                                 -----------------------------------------
       Effect of Dilutive Securities:
           Stock Options                                           --                  64,733          --


       Diluted EPS:
       ------------
       Income available to common stockholders
           plus assumed conversions                              $4,210             2,797,038        $1.51
                                                                 =========================================


                                                                  Income        Shares               Per-Share
       1995                                                     (Numerator)       (Denominator)        Amount
       ----                                                     ---------------------------------------------
       Basic EPS:
       ----------
       Income available to common stockholders                   $3,602             3,010,320        $1.20
                                                                 -----------------------------------------
       Effect of Dilutive Securities:
           Stock Options                                             --                52,759           --


       Diluted EPS:
       ------------
       Income available to common stockholders
           plus assumed conversions                              $3,602             3,063,079        $1.18
                                                                 =========================================




(13)   Related Party Transactions

       Certain of the Company's directors and executive officers are also customers of the Bank who, including their related interests, were indebted to the Bank in the approximate amounts of $4,327 and $2,858 at December 31, 1997 and 1996, respectively. From January 1 through December 31, 1997, these directors and executive officers and their related interests borrowed $2,614 and repaid $1,145. In the opinion of management, these loans do not involve more than the normal risk of collectibility and do not present other unfavorable features.

                                                                  (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(14)   Commitments and Contingencies

       On December 31, 1997, the Bank was obligated under a number of noncancelable operating leases on certain property and equipment that have initial terms of more than one year. The minimum scheduled payments under these leases are as follows:

              1998                                          $           318
              1999                                                      227
              2000                                                      142
              2001                                                      118
              2002                                                      120
              Subsequent years                                        1,085
                                                            ---------------

                                                            $         2,010
                                                             ==============

       Rental expense was $392, $398 and $336 for the years ended December 31, 1997, 1996 and 1995, respectively.

       In the normal course of business, the Company and subsidiary are periodically involved in legal proceedings. In the opinion of the Company's management, none of these proceedings is likely to have a materially adverse effect on the accompanying consolidated financial statements.


(15)   Disclosures Regarding Fair Value of Financial Instruments

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

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements









(15)   Disclosures Regarding Fair Value of Financial Instruments, Continued

       The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments:

       (a)  Cash and Due From Banks
            The carrying value approximates fair value.

       (b) Investment Securities Held to Maturity and Available For Sale The fair value of investment securities are derived from quoted market prices.

       (c)  Federal Home Loan Bank Stock
            No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

       (d)  Loans Held for Sale
            The fair value of loans held for sale is based on prices in outstanding commitments to sell these loans.

       (e)  Loans
            The current value of variable-rate consumer and commercial loans or consumer and commercial loans with remaining maturities of three months or less approximates fair value. The fair value of fixed-rate consumer and commercial loans with maturities greater than three months are valued using a discounted cash flow analysis and assumes the rate being offered on these types of loans by the Company at December 31, 1997, approximates market.

            For credit cards and lines of credit the carrying value approximates fair value. No value has been placed on the underlying credit card relationship rights.

            Unused loan commitments are at adjustable rates which fluctuate with the prime rate or are funded within ninety days. Current amounts are considered to be their fair value.

       (f)  Deposits
            Under Statement 107, the estimated fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows, by applying interest rates currently being offered on the deposit products. Under Statement 107, the fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposits liabilities as compared to the cost of alternative forms of funding.

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(15)   Disclosures Regarding Fair Value of Financial Instruments, Continued

       (g) Securities Sold Under Agreements to Repurchase, Commercial Paper, Federal Funds Sold and Federal Funds Purchased The carrying amount approximates fair value due to the short-term nature of these instruments.

       (h) Other Assets, Other Liabilities, and Accrued Interest Income The carrying amount approximates fair value because of the short-term nature of these instruments.

       The estimated fair values of the Company's financial instruments at December 31 are as follows:



                                                                     1997                             1996
                                                      --------------------------------    --------------------------
                                                          Carrying         Estimated       Carrying      Estimated
                                                           Amount         Fair Value        Amount      Fair Value

           Cash and due from banks                   $         25,539          25,539          28,373           28,373
                                                       ==============   =============   =============    =============

           Federal funds sold                        $            388             388           1,951            1,951
                                                       ==============   =============   =============    =============

           Federal Home Loan Bank stock              $          1,452           1,452            --                 --
                                                       ============== ---------------   =============    =============

           Investment securities held to maturity    $         80,006          81,578          66,207           66,770
                                                       ==============   =============   =============    =============

           Investment securities available for sale  $         17,725          17,725          16,240           16,240
                                                       ==============   =============   =============    =============

           Loans held for sale                       $           --              --             4,075            4,080
                                                       ==============   =============   =============    =============

           Loans:
               Commercial mortgage                   $        112,518         112,441         103,908         103,765
               Commercial other                                86,568          86,337          75,271          75,039
               Real estate - mortgage                          15,066          15,065          14,902          14,901
               Installment mortgage                            81,167          81,063          73,928          73,720
               Installment other                               72,644          70,952          64,977          64,625
                                                       --------------   -------------   -------------    -------------

                                                     $        367,963         365,858         332,986         332,050
                                                       ==============   =============   =============    =============

           Deposits                                  $        449,390         449,941         412,386         412,595
                                                       ==============   =============     =============    =============

           Borrowings:
               Securities sold under agreements
                  to repurchase                      $         12,224          12,224          11,636          11,636
               Commercial paper                                11,289          11,289           7,435           7,435
               Federal funds purchased                          1,500           1,500           3,000           3,000
                                                       --------------   -------------   -------------    -------------

                                                     $         25,013          25,013          22,071          22,071
                                                       ==============   =============   =============    =============



                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements



(16)   Palmetto Bancshares, Inc. (Parent Company)

       The Parent Company's principal source of income is dividends from the Bank. Certain regulatory requirements restrict the amount of dividends which the Bank can pay to the Parent Company. At December 31, 1997, the Bank had available retained earnings of approximately $4,576 for payment of dividends.

       The Parent Company's principal asset is its investment in its bank subsidiary. The Parent Company's condensed statements of financial condition data as of December 31, 1997 and 1996, and the related condensed statements of operations data and cash flow data for the three-year period ended December 31, 1997 are as follows:




                            Financial Condition Data

       Assets                                                1997       1996
      ------                                                 ----      ----

Cash                                                          $23       239
Due from subsidiary                                        11,289     7,668
Investment in wholly-owned bank subsidiary                 35,644    29,955
Goodwill                                                      949     1,010
                                                          -------   -------
    Total assets                                          $47,905    38,872
                                                          =======   =======

       Liabilities and Shareholders' Equity

Commercial paper                                          $11,289     7,435
                                                          -------   -------

         Total liabilities                                 11,289     7,435
                                                          -------   -------

Common stock subject to put/call                            3,784     3,313

Shareholders' equity                                       32,832    28,124
                                                          -------   -------
     Total liabilities and shareholders' equity           $47,905    38,872
                                                          =======   =======

                                        Operations Data

                                      1997       1996         1995
                                      ----       ----        ----
Interest income from commercial
         paper                        $381        313          341
Other interest income                    5       --           --
Dividends received from Bank         1,165        842        1,260
Equity in undistributed earnings
       of subsidiary                 4,840      3,991        2,435
Net operating expenses                (466)      (393)        (434)
                                   -------    -------      -------
Net income                          $5,925      4,753        3,602
                                   =======    =======      =======


                                                         (Continued)

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(16)   Palmetto Bancshares, Inc. (Parent Company), Continued




                                                   Cash Flow Data

                                             1997       1996        1995
                                             ----       ----        ----

Cash flows from operating activities:
     Net income                              $5,925      4,753      3,602
     Decrease (increase) in due from
         subsidiary                          (3,557)    (1,248)       727
     Earnings retained by
         wholly-owned subsidiary             (4,840)    (3,991)    (2,435)
     Amortization of goodwill                    61         61         61
                                            -------    -------    -------
         Net cash (used) provided by
                  operating activities       (2,411)      (425)     1,955
                                            -------    -------    -------

Cash flows from financing activities:
     Net change in commercial paper           3,854      1,248       (727)
     Proceeds from issuance of
         common stock                           266          2         12
     Purchase of treasury stock                --         (121)      (230)
     Sale of treasury stock                     125        207        166
      Payments on note payable to a bank       --         --         (479)
     Cash transfer to Bank capital             (885)      --         --
     Dividends paid                          (1,165)      (842)      (652)
              Net cash (used) provided by
                  financing activities        2,195        494     (1,910)
                                            -------    -------    -------

Net increase (decrease) in cash                (216)        69         45

Cash at beginning of year                       239        170        125
                                            -------    -------    -------

Cash at end of year                             $23        239        170
                                            =======    =======    =======

                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements





(17)   Regulatory Capital Requirements

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

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to total assets. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

       At December 31, 1997 and 1996 the Company and the Bank were each categorized as "adequately capitalized," under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no current conditions or events that management believes would change the Company's or the Bank's category.


                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                  For Capital               Prompt Corrective
                                         Actual                Adequacy Purposes            Action Provisions
                                    Amount       Ratio     Amount          Ratio        Amount            Ratio
                                    -----------------------------------------------------------------------------
       As of December 31, 1997:
         TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $36,831      9.72%      $30,305        8.00%        $37,881           10.00%
             Bank                   $36,808      9.72%      $30,305        8.00%        $37,881           10.00%

         TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $32,091      8.47%      $15,152        4.00%        $22,728            6.00%
             Bank                   $32,068      8.47%      $15,152        4.00%        $22,728            6.00%

         TIER 1 CAPITAL TO TOTAL ASSETS:
             Company                $32,091      6.20%      $20,710        4.00%        $25,888            5.00%
             Bank                   $32,068      6.19%      $20,710        4.00%        $25,888            5.00%



                                                                 (Continued)



                                      PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                                     Notes to Consolidated Financial Statements



(17)   Regulatory Capital Requirements, Continued

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                              For Capital               Prompt Corrective
                                          Actual           Adequacy Purposes                Action Provisions
                                    Amount       Ratio     Amount          Ratio        Amount            Ratio
                                    ----------------------------------------------------------------------------
       As of December 31, 1996:
         TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $30,618      9.11%         $26,895     8.00%        $    33,619       10.00%
             Bank                   $30,145      8.97%         $26,895     8.00%        $    33,619       10.00%

         TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
             Company                $26,415      7.86%      $   13,448     4.00%        $    20,172        6.00%
             Bank                   $25,943      7.72%      $   13,448     4.00%        $    20,172        6.00%

         TIER 1 CAPITAL TO TOTAL ASSETS:
             Company                $26,415      5.60%      $   18,865     4.00%        $    23,581        5.00%
             Bank                   $25,943      5.50%      $   18,865     4.00%        $    23,581        5.00%



                    PALMETTO BANCSHARES, INC. AND SUBSIDIARY

                           QUARTERLY COMMON STOCK DATA

       Set forth below is information concerning high and low sales prices by quarter for each of the last two fiscal years and dividend information for the last two fiscal years. The Company's common stock is not traded on any established public trading market. The Company acts as its own transfer agent, and the information concerning sales prices set forth below is derived from the Company's stock transfer records. The information below has been retroactively restated for the three-for-one stock split in 1996. As of February 20, 1998, the Company had 572 shareholders with 3,089,852 shares outstanding.


                                              SALES PRICES BY QUARTER

       Fiscal Year 1997                       HIGH               LOW
       ----------------                       ----------------------
       First Quarter                         $22.50             $20.00
       Second Quarter                        $26.50             $20.00
       Third Quarter                         $26.00             $26.00
       Fourth Quarter                        $28.00             $26.00

       Fiscal Year 1996
       ----------------
       First Quarter                         $15.00             $13.33
       Second Quarter                        $13.33             $13.33
       Third Quarter                         $14.33             $13.33
       Fourth Quarter                        $20.00             $16.00

                            DIVIDENDS PAID PER SHARE


       Fiscal Year 1997                             Fiscal Year 1996
       ----------------                           ----------------
       March 28       $.08                      March 28         $.067
       June 30        $.09                      June 28          $.067
       September 30   $.10                      September 27     $.067
       December 26    $.11                      December 27      $.08